                                                                  Execution Copy



                            Stock Purchase Agreement


                           Dated as of April 12, 1999


                                      Among


                   Sun Life Assurance Company of Canada (U.S.)
                                     Parent


                              New London Trust, FSB
                                     Target


                                       and


                                PM Holdings, Inc.
                                Purchaser Parent


                            PM Trust Holding Company
                                    Purchaser


                             Lake Sunapee Bank, fsb
                              Mascoma Savings Bank
                                       and
                                  Cargill Bank
                                The Bank Parties
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
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                                             TABLE OF CONTENTS

                                                 ARTICLE I
                                            CERTAIN DEFINITIONS

1.1    CERTAIN DEFINITIONS...............................................................................2

                                                ARTICLE II
                                              THE ACQUISITION

2.1   THE ACQUISITION...................................................................................6
2.2   EFFECTIVE TIME....................................................................................6
2.3   PURCHASE PRICE....................................................................................6
2.4   ACCOUNTING AS OF EFFECTIVE TIME; PRORATION........................................................8
2.5   ADJUSTMENTS TO TARGET'S BOOKS AS OF CLOSING DATE..................................................9
2.6   SOLICITATION OF TRUST BUSINESS....................................................................9
2.7   SOLICITATION OF DEPOSIT ACCOUNTS..................................................................10
2.8   ADMINISTRATION OF TRUST BUSINESS..................................................................10
2.9   PAYMENT OF CLOSING DIVIDEND.  ....................................................................10
2.10  REQUIREMENTS PRIOR TO CLOSING DATE................................................................10
2.11  POSSIBLE ALTERNATIVE STRUCTURES.  ................................................................11
2.12  COOPERATION IN CALCULATION OF AMOUNTS PAYABLE UNDER AGREEMENT.....................................12

                                                ARTICLE III
                                           DISCLOSURE STANDARDS

3.1    DISCLOSURE SCHEDULES.  ..........................................................................12


                                                ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES OF PARENT AND TARGET

4.1    CAPITAL STRUCTURE................................................................................12
4.2    ORGANIZATION, STANDING AND AUTHORITY OF TARGET...................................................13
4.3    ORGANIZATION, STANDING AND AUTHORITY OF PARENT.   ...............................................13
4.4    OWNERSHIP OF TARGET STOCK OUTSTANDING............................................................13
4.5    OWNERSHIP OF TARGET SUBSIDIARIES.................................................................13
4.6    ORGANIZATION, STANDING AND AUTHORITY OF TARGET SUBSIDIARIES......................................14
4.7    PERSONAL PROPERTY; CASH ON HAND..................................................................14
4.8    AUTHORIZED AND EFFECTIVE AGREEMENT.    ..........................................................14
4.9    REGULATORY REPORTS...............................................................................15
4.10    FINANCIAL STATEMENTS............................................................................15
4.11    MATERIAL ADVERSE CHANGE.........................................................................16
4.12    ENVIRONMENTAL MATTERS...........................................................................16
4.13  TAX MATTERS.......................................................................................17
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
4.14    LEGAL PROCEEDINGS...............................................................................18
4.15    COMPLIANCE WITH LAWS............................................................................18
4.16    EMPLOYEE BENEFIT PLANS..........................................................................19
4.17    CERTAIN CONTRACTS...............................................................................21
4.18    BROKERS AND FINDERS.............................................................................22
4.19    INSURANCE.......................................................................................22
4.20    LOANS...........................................................................................22
4.21    LOAN PORTFOLIO..................................................................................23
4.22    ACCURACY OF DEPOSIT SCHEDULES...................................................................23
4.23    ACCURACY AND AVAILABILITY OF DEPOSIT ACCOUNT RECORDS............................................23
4.24    PROPERTIES......................................................................................23
4.25    TENANTS; LEASES.................................................................................24
4.26    LABOR.  ........................................................................................24
4.27    MATERIAL INTERESTS OF CERTAIN PERSONS...........................................................25
4.28    TRUST BUSINESS..................................................................................25
4.29    BOOKS AND RECORDS...............................................................................26
4.30    ACCOUNTS RECEIVABLE AND PAYABLE.................................................................26
4.31    ACCOUNT ALLOWANCES. ............................................................................26
4.32    LOCATION AND CONDUCT OF BUSINESS................................................................26
4.33    YEAR 2000 COMPLIANCE. ..........................................................................26
4.34    INTELLECTUAL PROPERTY...........................................................................27
4.35    NO FURTHER REPRESENTATIONS......................................................................27

                                                 ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

5.1    ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER................................................27
5.2    ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER PARENT.  ......................................27
5.3    AUTHORIZED AND EFFECTIVE AGREEMENT...............................................................28
5.4    FINANCIAL STATEMENTS.............................................................................29
5.5    MATERIAL ADVERSE CHANGE..........................................................................29
5.6    PURCHASER INVESTIGATION.  .......................................................................29
5.7    LEGAL PROCEEDINGS................................................................................30
5.8    REGULATORY MATTERS...............................................................................30
5.9    BROKERS AND FINDERS..............................................................................30
5.10    FINANCING.......................................................................................30
5.11   NO FURTHER REPRESENTATIONS.......................................................................30

                                                ARTICLE VI
                                      COVENANTS OF TARGET AND PARENT

6.1    MAKING OF COVENANTS AND AGREEMENTS...............................................................31
6.2    CONDUCT OF BUSINESS..............................................................................31
6.3    CURRENT INFORMATION..............................................................................33
6.4    ALL REASONABLE EFFORTS...........................................................................34
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
6.5    FAILURE TO FULFILL CONDITIONS...................................................................34
6.6    REGULATORY APPROVALS............................................................................34
6.7    CORPORATE AND OTHER CONSENTS....................................................................34
6.9    NONSOLICITATION OF PURCHASER'S EMPLOYEES.   ....................................................34
6.10   ACCESS TO AND RETENTION OF BOOKS AND RECORDS....................................................35
6.11   DATA PROCESSING AND TRANSFER SERVICES...........................................................35
6.12   AUTOMATED CLEARING HOUSE ENTRIES................................................................35
6.13   COMMUNICATIONS; NOTICES; ETC....................................................................35
6.14   REGULATORY AUTHORIZATIONS.......................................................................36
6.15   CLIENT CONSENTS.................................................................................36
6.16   SALES OF CERTAIN ASSETS; DEPOSITS TO BE MAINTAINED.  ...........................................37
       CERTAIN EMPLOYMENT OBLIGATIONS..................................................................37
6.18   FILING WITH RESPECT TO PROFIT SHARING PLAN......................................................38
6.19   PAYMENT OF ACCOUNTS PAYABLE.....................................................................38

                                                ARTICLE VII
                       COVENANTS OF PURCHASER, PURCHASER PARENT AND THE BANK PARTIES

7.1    MAKING OF COVENANTS AND AGREEMENTS...............................................................38
7.2    CONDUCT OF BUSINESS..............................................................................38
7.3    PROVISION OF ADEQUATE CAPITAL....................................................................39
7.4    CURRENT INFORMATION..............................................................................39
7.5    ALL REASONABLE EFFORTS...........................................................................39
7.6    FAILURE TO FULFILL CONDITIONS....................................................................40
7.7    EMPLOYEE BENEFITS................................................................................40
7.8    DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.............................................41
7.9    NON-SOLICITATION OF PARENT EMPLOYEES.  ..........................................................41

                                               ARTICLE VIII
                                              INDEMNIFICATION

8.1  INDEMNIFICATION....................................................................................42
8.3  INDEMNIFICATION PROCEDURE..........................................................................43
8.4  LIMITATION ON INDEMNIFICATION......................................................................44
8.5  SPECIAL, CONSEQUENTIAL, AND PUNITIVE DAMAGES NOT INDEMNIFIABLE.....................................44
8.6  INDEMNITY PAYMENTS REDUCED BY INSURANCE PROCEEDS.  ................................................45
8.7  MAXIMUM AGGREGATE LIABILITY........................................................................45
8.8  EXCLUSIVE REMEDY...................................................................................45
8.9  LIMITATION ON ACTIONS..............................................................................45

                                                ARTICLE IX
                                       REGULATORY AND OTHER MATTERS

9.1    REGULATORY APPROVALS.............................................................................46
9.2    ACCESS AND INVESTIGATION.  ......................................................................46
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
9.3   CONFIDENTIALITY.  ...............................................................................47
9.4   POST-CLOSING TAX MATTERS.........................................................................47
9.5   NON-COMPETITION..................................................................................50
9.6   FURTHER ASSURANCES...............................................................................50
9.7   RETENTION OF RECORDS.............................................................................50
9.8   ACCESS TO BOOKS AND RECORDS......................................................................50

                                                 ARTICLE X
                                            CLOSING CONDITIONS

10.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.....................................51
10.2    CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT.................................51
10.3    CONDITIONS TO THE OBLIGATIONS OF PARENT UNDER THIS AGREEMENT....................................53

                                                ARTICLE XI
                                                THE CLOSING

11.1    TIME AND PLACE.  ...............................................................................53
11.2    DELIVERIES AT THE CLOSING.......................................................................54

                                                ARTICLE XII
                                     TERMINATION, AMENDMENT AND WAIVER

12.1    TERMINATION.....................................................................................54
12.2    EFFECT OF TERMINATION...........................................................................55
12.3    AMENDMENT, EXTENSION AND WAIVER.................................................................56

                                               ARTICLE XIII
                                               MISCELLANEOUS

13.1    CONFIDENTIALITY AGREEMENT.  ....................................................................56
13.2    SURVIVAL. ......................................................................................56
13.3    NOTICES.........................................................................................56
13.4    PARTIES IN INTEREST.............................................................................58
13.5    COMPLETE AGREEMENT..............................................................................58
13.6    COUNTERPARTS....................................................................................58
13.7    SEVERABILITY....................................................................................58
13.8    GOVERNING LAW...................................................................................58
13.9    HEADINGS........................................................................................58
13.10    INTERPRETATION.................................................................................58

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
                                               INDEX OF DEFINED TERMS

1998 Trust Revenues...............................................................................................6
Accounts Receivable..............................................................................................26
Acquisition    ...................................................................................................1
Advisers Act   ..................................................................................................25
Affiliate      ...................................................................................................2
Allocation     ..................................................................................................49
Bank Assets    ...................................................................................................1
Bank Business  ...................................................................................................2
Bank Parties   ...................................................................................................1
Bank Regulator ...................................................................................................2
Benefit Agreements...............................................................................................40
BHCA           ...................................................................................................2
BIF            ...................................................................................................2
Branch Customers..................................................................................................9
Branch Subset  ...................................................................................................2
Burdensome Condition.............................................................................................51
Cargill        ...................................................................................................1
Charter Trust Company............................................................................................40
Closing        ...................................................................................................6
Closing Date   ...................................................................................................6
Closing Deposit Balances..........................................................................................6
Closing Dividend.................................................................................................10
Code           ...................................................................................................2
Comparable Job ..................................................................................................40
Damages        ..................................................................................................42
Deposit Measurement Period........................................................................................6
Deposit Reduction Amount..........................................................................................6
DOJ            ...................................................................................................2
Effective Time ...................................................................................................6
Environmental Claim...............................................................................................2
Environmental Laws................................................................................................2
ERISA          ...................................................................................................3
Estimated Balance Sheet...........................................................................................8
Exchange Act   ...................................................................................................3
Exhibit A      ..................................................................................................36
Exhibit B      ..................................................................................................36
Exhibit C      ..................................................................................................36
Exhibit D      ..................................................................................................37
Exhibit E      ..................................................................................................37
Expenses       ..................................................................................................55
FDIA           ...................................................................................................3
FDIC           ...................................................................................................3
FHLB           ...................................................................................................3
Final Approval Date..............................................................................................35

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
Final Balance Sheet...............................................................................................8
FRB            ...................................................................................................3
GAAP           ...................................................................................................3
Governmental Entity...............................................................................................3
HOLA           ...................................................................................................3
Holding Company..................................................................................................11
Indemnified Liabilities..........................................................................................43
Intellectual Property............................................................................................27
IRA            ...................................................................................................5
Lake Sunapee   ...................................................................................................1
Leases         ..................................................................................................24
Letter Agreement.................................................................................................52
Liens          ...................................................................................................6
Loan           ...................................................................................................3
Loans          ..................................................................................................22
March Deposit Balances............................................................................................7
Mascoma        ...................................................................................................1
Material Adverse Effect...........................................................................................3
Materials of Environmental Concern................................................................................4
Measurement Period................................................................................................8
NLT Severance Plan...............................................................................................32
OTS            ...................................................................................................4
Outside Directors................................................................................................41
Parent         ...................................................................................................1
Parent 1998 Balances..............................................................................................7
Parent Accounts..................................................................................................37
Parent CPA     ...................................................................................................8
Parent Indemnified Parties.......................................................................................42
Parent Threshold.................................................................................................44
PBGC           ...................................................................................................4
Person         ...................................................................................................4
Post-Closing Deposit Reduction Amount.............................................................................7
Post-Closing Trust Revenues.......................................................................................7
Purchase Agreement................................................................................................1
Purchase Price ...................................................................................................6
Purchaser      ...................................................................................................1
Purchaser CPA  ...................................................................................................8
Purchaser Disclosure Schedule....................................................................................12
Purchaser Financial Statements....................................................................................4
Purchaser Indemnified Parties....................................................................................42
Purchaser Parent..................................................................................................1
Purchaser Parent Financial Statements.............................................................................4
Purchaser Representing Party.....................................................................................28
Purchaser Threshold..............................................................................................44
Real Property  ..................................................................................................24
Related Documents................................................................................................14

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
Remedial Actions.................................................................................................43
Rights         ...................................................................................................4
SAIF           ...................................................................................................4
Schedule       ...................................................................................................4
SEC            ...................................................................................................4
Section 338(h)(10) Election......................................................................................49
Securities Act ...................................................................................................4
Security Interest.................................................................................................4
Subsidiary     ...................................................................................................5
Target         ...................................................................................................1
Target Common Stock...............................................................................................5
Target Disclosure Schedule.......................................................................................12
Target Employee Plans............................................................................................20
Target Financial Statements.......................................................................................5
Target Offices ...................................................................................................5
Target Pension Plan..............................................................................................20
Target Stock Outstanding..........................................................................................5
Tax            ...................................................................................................5
Tax Liability  ...................................................................................................5
Tax Return     ...................................................................................................5
Tax Subsidiary ...................................................................................................5
Termination Date.................................................................................................54
Title Commitments................................................................................................11
Title Company  ..................................................................................................11
Transferred Employee.............................................................................................34
Trust Business ...................................................................................................5
Trust Revenue Reduction Amount....................................................................................7
Trusts         ...................................................................................................6

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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of April 12, 1999, by and among Sun Life Assurance Company of Canada (U.S.) a Delaware corporation ("PARENT") with its principal place of business in Wellesley, Massachusetts; New London Trust, FSB, a federally-chartered savings bank in stock form ("TARGET") with its main office in New London, New Hampshire; PM Holdings, Inc., a Connecticut corporation with its main office in Hartford, Connecticut ("PURCHASER PARENT"); PM Trust Holding Company, a Connecticut corporation ("PURCHASER") with its principal place of business in Hartford, Connecticut; Cargill Bank, a state-chartered savings and loan association ("CARGILL") with its main office in Putnam, Connecticut; Lake Sunapee Bank, fsb, a federally-chartered savings bank ("LAKE SUNAPEE") with its main office in Newport, New Hampshire; and Mascoma Savings Bank, a federally-chartered savings bank ("MASCOMA") with its main office in Lebanon, New Hampshire. Lake Sunapee, Mascoma, and Cargill are hereinafter each referred to as a "Bank Party" and together referred to collectively as the "BANK PARTIES." (Certain capitalized terms used herein shall have the meanings defined in Section 1.1 hereof.)

         WHEREAS, Parent owns all of the issued and outstanding capital stock of Target; and Purchaser Parent and Purchaser are desirous of Purchaser purchasing such capital stock so as to acquire Target's charter and fiduciary accounts;

         WHEREAS, the respective Boards of Directors of each of Purchaser and Parent have approved the acquisition of Target by Purchaser pursuant to a purchase of all of such issued and outstanding capital stock (the
"ACQUISITION").

         WHEREAS, in connection with the Acquisition, Purchaser is simultaneously entering into a certain Purchase and Assumption Agreement ("PURCHASE AGREEMENT") with the Bank Parties, whereby the Bank Parties agree to purchase, immediately after the Closing of the Acquisition, the Bank Business (as defined in Section 1.1) of Target;

         WHEREAS, Parent and Target have entered into this Agreement with the Bank Parties, and have made certain representations, warranties, covenants, and agreements for the benefit of the Bank Parties as a material inducement for the Bank Parties to enter into the Purchase Agreement with Purchaser;

         WHEREAS, execution by the Bank Parties of the Purchase Agreement shall constitute additional consideration for Purchaser and Purchaser Parent to enter into this Agreement;

         WHEREAS, the Bank Parties have appointed Purchaser to act as their representative to take all action necessary to negotiate this Agreement and to effectuate all transactions among the parties hereto contemplated hereby.

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Acquisition and to set forth certain conditions to the Acquisition;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

         "ACQUISITION" shall mean the purchase of the Target Stock Outstanding by Purchaser pursuant to the terms hereof.

         "AFFILIATE" shall mean with respect to a specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. As used in this definition, the term "control" shall mean the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) of which Sun Life Assurance Company of Canada - U.S. Operations Holdings Inc. was the common parent.

         "BANK BUSINESS" shall mean any and all services, functions and activities conducted or performed by Target, and all assets, rights and liabilities related thereto, other than Trust Business.

         "BANK REGULATOR" shall mean the FDIC, FRB, OTS, or any state regulatory agency with authority over any of the parties hereto.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund administered by the FDIC, or any successor thereto.

         "BRANCH SUBSET" shall mean any of the three groups of Target Offices and related Bank Business to be transferred to the Bank Parties pursuant to the Purchase Agreement and the Related Documents (as hereinafter defined).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, as in effect from time to time.

         "DOJ" shall mean the United States Department of Justice.

         "EFFECTIVE TIME" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Acquisition.

         "ENVIRONMENTAL CLAIM" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "ENVIRONMENTAL LAWS" means any foreign, federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree,

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injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

         "FHLB" shall mean Federal Home Loan Bank, or any successor thereto.

         "FRB" means the Board of Governors of the Federal Reserve System, or any successor thereto.

         "GOVERNMENTAL ENTITY" shall mean any federal or state court, administrative agency, or commission or other governmental authority or instrumentality.

         "HOLA" shall mean the Home Owners' Loan Act, as amended.

         "INCOME TAX" means any federal, state, local, or foreign income tax including any interest, penalty, or addition thereto, whether disputed or not.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "MATERIAL ADVERSE EFFECT" shall mean, (i) with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party, other than any such effect attributable to or resulting from (u) a depositor's transfer of deposit liabilities from Target to any of the Bank Parties or their Affiliates or a client's transfer of Trust account assets from Target to Purchaser or an Affiliate of Purchaser; (v) changes in interest rates or general economic conditions or a general decline in the securities market resulting in a reduction in the market value of securities on which fee income is calculated, (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in generally accepted accounting principles ("GAAP") or applicable regulatory accounting principles, (y) any action or omission of a party or any Subsid-iary taken with the express prior written consent of the other parties hereto, or (z) the execution and delivery of this Agreement or the transactions contemplated hereby, including any expenses incurred by such party which expenses are reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (ii) with respect to Target, a material adverse effect on the business, results of operations, or financial condition of Target and its Subsidiaries (taken as a whole) or of a Branch Subset, or, (iii) with respect to any party, a material adverse effect on the ability of any party to consummate the transactions contemplated hereby.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

         "OTS" shall mean the Office of Thrift Supervision, or any successor thereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PERSON" means an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a Governmental Entity.

         "PURCHASER PARENT FINANCIAL STATEMENTS" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Purchaser Parent as of December 31, 1997, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of Purchaser Parent for each of the three years ended December 31, 1997, 1996 and 1995, and (ii) the unaudited draft consolidated statements of financial condition (including related notes and schedules, if any) of Purchaser Parent as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of Purchaser Parent for each of the two years ended December 31, 1998 and 1997.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.3.1 hereof.

         "RIGHTS" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC, or any successor thereto.

         "SCHEDULE" shall mean a written, signed disclosure schedule delivered from the disclosing party to the other party specifically referring to this Agreement and describing in reasonable detail the matters contained therein.

         "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

         "SUBSIDIARY" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

         "TARGET COMMON STOCK" shall mean the common stock of Target.

         "TARGET EMPLOYEE PLANS" shall have the meaning set forth in Section
4.16.1 hereof.

         "TARGET OFFICES" shall mean the banking and trust offices and other premises operated by Target as of the date hereof and as of the Effective Time at which its Bank Business or Trust Business is conducted.

         "TARGET STOCK OUTSTANDING" shall mean all of the issued and outstanding capital stock of Target.

         "TARGET FINANCIAL STATEMENTS" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Target as of December 31, 1998, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of Target for each of the three years ended December 31, 1998, 1997 and 1996 and (ii) the unaudited quarterly financial statements required to be delivered pursuant to Section 6.3.

         "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), for Taxes.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAX SUBSIDIARY" means any corporation or partnership or other entity with respect to which Target (or a Target Subsidiary) owns a majority of the voting, profits, or capital interest therein.

         "TRUST BUSINESS" shall mean the business of providing fiduciary services in connection with the administration of the trusts, executorships, administrations, guardianships, conservatorships, agencies, custodianships and other representative capacities administered at the Target Offices and including all investment management and custodial business, services and contracts related to or offered in connection with such fiduciary services, and all fiduciary assets and all agreements and rights of Target in connection with the administration of the Trusts; provided, however, that all individual retirement accounts ("IRA") accounts which consist solely of Target deposits shall be deemed to constitute Bank Business.

         "TRUSTS" shall mean the trusts, executorships, administrations, guardianships, conservatorships, agencies, custodianships and other representative capacities administered at the Target Offices; provided, however, that the term "Trusts" shall not include IRA accounts which consist solely of Target deposits.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II

                                 THE ACQUISITION

         2.1 THE ACQUISITION. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, and subject to the terms and conditions of this Agreement, as of the Effective Time, Parent shall transfer to Purchaser all of its right title and interest in and to the Target Stock Outstanding, free and clear of any liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever ("LIENS") in exchange for the Purchase Price.

         2.2 EFFECTIVE TIME. The Acquisition shall be effected by the transfer of the Target Stock Outstanding as contemplated by Section 2.1 at the closing (the "CLOSING") on the day ("CLOSING DATE") provided for in Article XI hereof. The term "EFFECTIVE TIME" shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next business day) when the Acquisition becomes effective as agreed to by the parties at the Closing.

         2.3 PURCHASE PRICE.

               2.3.1. On the Closing Date, Purchaser shall pay to, or to the order of, Parent by wire transfer in immediately available funds in U.S. dollars an aggregate amount equal to $30.6 million (as hereinafter adjusted, the "PURCHASE PRICE") to an account designated by Parent in writing.

               2.3.2. The Purchase Price shall be adjusted as follows: (i) if Trust Business revenues reflected in the December 31, 1998 financial statements ("1998 TRUST REVENUES") of Target exceed by more than 5 percent the annualized Trust Business revenues ("CLOSING TRUST REVENUES") generated for the period commencing ninety (90) days prior to the third business day prior to the Closing Date and ending on the third business day prior to the Closing Date, then the Purchase Price shall be reduced by an amount equal to two (2) times the difference between such 1998 Trust Revenues and the Closing Trust Revenues, provided, however, that there shall be no adjustment in the Purchase Price for any loss of Trust Revenues up to an amount equal to 5% of 1998 Trust Revenues that is directly attributable to a general decline in the securities markets;
(ii) if the aggregate balance of deposit accounts of Target outstanding as of December 31, 1998, as reflected in the December 31, 1998 financial statements ("1998 DEPOSIT BALANCES") of Target, exceed by more than 5 percent the aggregate average balance of deposit accounts ("CLOSING DEPOSIT BALANCES") for the period (the "DEPOSIT MEASUREMENT PERIOD") commencing thirty (30) days prior to the third business day prior to the Closing Date and ending on such third business day prior to the Closing Date, the Purchase Price shall be reduced by an amount (the "DEPOSIT REDUCTION AMOUNT") equal to the product of (A) 9.4% and (B) the difference between the 1998 Deposit Balances and the Closing Deposit Balances; and (iii) if annualized Closing Trust Revenues exceed by more than 5 percent the annualized Trust Business revenues generated in the six (6) month period following the Closing Date ("POST-CLOSING TRUST REVENUES"), then the Purchase Price shall be reduced by an amount equal to two (2) times the difference between the Closing Trust Revenues and the Post-Closing Trust Revenues (the "TRUST REVENUE REDUCTION AMOUNT"), and Parent will pay the Trust Revenue Reduction Amount, if any, to Purchaser promptly after the sixth month anniversary of the Closing Date.

         If any portion of the Deposit Measurement Period falls within the period from December 15, 1999 to December 31, 1999, the parties agree that reductions in deposit balances may be temporary and attributable to customer nervousness over the Y2K issue. In such event, Parent may elect, in lieu of calculating or paying a Deposit Reduction Amount, if any, in accordance with the preceding paragraph, to calculate a Post-Closing Deposit Reduction Amount, if any, as follows. If the 1998 Deposit Balances exceed by more than 12.5 percent the aggregate average deposit account balances ("MARCH DEPOSIT BALANCES") on accounts that were transferred to Purchaser at the Closing for the period (the "Y2K DEPOSIT MEASUREMENT PERIOD") commencing on March 1, 2000 and ending on March 31, 2000, the Purchase Price shall be reduced by an amount (the "POST-CLOSING DEPOSIT REDUCTION AMOUNT") equal to the product of (A) 9.4% and
(B) the difference between the 1998 Deposit Balances and the March Deposit Balances. Parent will pay the Post-Closing Deposit Reduction Amount, if any, to Purchaser promptly after March 31, 2000. Deposit balances transferred by former Branch Customers from a transferred account at one Bank Party to an account at another Bank Party or to another account at a Bank Party shall be included in all calculations of March Deposit Balances.

               2.3.3.  Notwithstanding any other provision of this Agreement,

                    (a) there shall be no adjustment in the Purchase Price to the extent that such reduction represents a depositor's transfer (direct or indirect) of deposit liabilities from Target to a Bank Party or any Affiliate or a client's transfer of Trust Business from Target to Purchaser or an Affiliate of Purchaser, in each case between the date of this Agreement and the last day of the applicable deposit or Trust Revenues measurement period;

                    (b) there shall be no adjustment in the Purchase Price based upon differences in annualized Trust Revenues if Purchaser shall not have been in material compliance with the requirements of Section 2.8;

                    (c) if Parent shall have closed the Parent Accounts upon the request of Purchaser (as provided in Section 6.16), the aggregate amount of deposit balances in the Parent Accounts as of December 31, 1998 ("PARENT 1998 BALANCES") shall not be taken into account in calculating the 1998 Deposit Balances. Accordingly, under such circumstances the 1998 Deposit Balances shall be calculated after deducting (X) the Parent 1998 Balances from (Y) the aggregate amount of deposit balances reflected in the December 31, 1998 financial statements of Target;

                    (d) as to the Trust Revenue Reduction Amount only, all calculations of annualized Trust Revenues shall be prepared after adjusting the fee percentages applicable to accounts and market values of all securities on which fee income is calculated so that such fee percentages and market values are identical for each of the two measurement periods.

               2.3.4. In the event that the Effective Time has not occurred on or prior to the eight month anniversary of the date of this Agreement, and the failure of the Effective Time to have occurred on or prior to such anniversary is not attributable to acts or omissions by Target or Parent, then the Purchase Price shall be adjusted upwards by an amount determined by (a) multiplying (1) the originally agreed upon Purchase Price by (2) a percentage interest rate determined for the period commencing on the day after such eight-month anniversary date through and including the Closing Date (the "MEASUREMENT PERIOD") by averaging the discount rate, expressed as a percentage, from face value on the 90-day treasury bill rate for the initial and each succeeding seven-day period during the Measurement Period based on the most recent auction of such 90-day treasury bill as reported in the "Money Rates" column of The Wall Street Journal or equivalent publication or information service, rounded at the date the foregoing calculation is made at the Effective Time, upwards to the nearest $.01, then (b) dividing the product determined pursuant to clause (a) by 365, and then (c) multiplying the amount obtained after the application of clauses (a) and (b) by the number of calendar days in the Measurement Period.

         2.4 ACCOUNTING AS OF EFFECTIVE TIME; PRORATION. Seven (7) business days prior to the Closing Date, Deloitte and Touche, independent certified accountants with respect to Target, will deliver to Purchaser an estimated balance sheet ("ESTIMATED BALANCE SHEET") of Target as of the Closing Date, prepared as provided in Section 2.5. Except to the extent otherwise provided in
Section 2.5, such Estimated Balance Sheet shall be prepared on a basis consistent with Target's December 31, 1998, financial statements and in accordance with GAAP as though the Closing Date were the end of a fiscal year (and reviewed in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants by Deloitte and Touche). Except to the extent otherwise provided in Section 2.5, items of income and expense attributable to the period prior to the Closing shall be allocated to Target and the Estimated Balance Sheet shall be prepared taking such allocations into account, and items of income and expense attributable to the period after the Closing shall be allocated to Target for periods thereafter. Except to the extent otherwise provided in Section 2.5, such items of income and expense (including all Taxes) shall be prorated on an estimated basis as of the close of business on the Closing Date, and reflected on the Estimated Balance Sheet as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration not capable of being settled at Closing shall be settled not later than thirty (30) days after Closing unless otherwise agreed by the parties hereto, and reflected, together with any other adjustments agreed to by Purchaser and Parent, in a final balance sheet to be prepared by Deloitte and Touche on behalf of Target delivered to Purchaser and Parent on the 30th day following Closing (the "FINAL BALANCE SHEET"). Unless Purchaser or Parent objects to the Final Balance Sheet calculation, the Closing Dividend shall be recalculated based on the Final Balance Sheet and Parent or Purchaser, as the case may be, shall promptly pay the amount due to the other party by wire transfer in immediately available funds in U.S. dollars to such account as such other party shall advise. If either Purchaser or Parent objects to any element of the calculation of the Final Balance Sheet provided in this Section 2.4, such objecting Party shall notify the other of its objection and the basis therefor in the form of written advice by a certified public accountant of its choosing ("PARENT CPA" or "PURCHASER CPA", as the case may be). If such objections are not resolved within 15 days, Purchaser CPA and Parent CPA, as applicable, shall designate an independent certified public accountant to resolve the matter and such accountant's determination shall be binding on Purchaser and Parent. The fees of Deloitte and Touche in preparing the Estimated Balance Sheet and the Final Balance Sheet and the fees of any independent certified public accountant designated to resolve any objections with respect to the Final Balance Sheet shall be shared equally by Parent and Purchaser.

         2.5 ADJUSTMENTS TO TARGET'S BOOKS AS OF CLOSING DATE. Notwithstanding any other provisions of this Agreement, and regardless of the requirements of GAAP, in preparing Target's financial statements as of the Closing Date (and in preparing the Estimated Balance Sheet and the Final Balance Sheet), the following provisions shall apply:

               2.5.1. No adjustment shall be made in Target's book value for any real property of Target;

               2.5.2. All securities in Target's investment portfolio will be carried at values equal to their fair market value;

               2.5.3. All goodwill, all sold mortgage servicing intangibles, and all other intangibles shall have been written off to zero (it being understood that the so-called "deferred tax asset" does not constitute goodwill or an intangible).

               2.5.4. It is the intention of the parties that the Estimated Balance Sheet and the Final Balance Sheet be prepared, to the extent possible, as if the Closing Date were the end of a fiscal year. Accordingly, to the extent accruals are not normally made as of the close of a fiscal year for recurring expenses (such as rent and utility bills), no accruals shall be made for such types of items in preparation of the Estimated Balance Sheet or the Final Balance Sheet;

               2.5.5. Purchaser has agreed to be responsible for "stay for pay" arrangements with key employees of Target in an amount not to exceed $200,000 in the aggregate (as described in Section 6.2.2), and the full amount of such stay for pay arrangements (up to such maximum) shall be an expense allocated to and payable by Purchaser (and, accordingly, not accrued on the Estimated Balance Sheet or the Final Balance Sheet);

               2.5.6. Purchaser shall be responsible for the costs of terminating any agreements or contracts that it or a Bank Party may choose to terminate in connection with the transactions contemplated by this Agreement, and the full amount of any charges or expense payable in connection with any such terminations shall be an expense allocated to and payable by Purchaser or a Bank Party, as the case may be (and, accordingly, not accrued on the Estimated Balance Sheet or the Final Balance Sheet);

               2.5.7. Target shall have sold or transferred all mortgage and other Loan servicing rights (other than those relating to Loans retained in Target's Loan portfolio) and all collateralized mortgage obligations of Target; and

               2.5.8. Purchaser agrees to accept all of Target's accounting principles, practices and procedures to the extent they are consistent with GAAP and Target's prior accounting practices, including, but not limited to, valuation of assets and determination of liabilities, reserves for bad debts, inventory valuations, fixed asset accounting and record keeping, methods and lives of depreciation and capitalization policies; provided, however, that Target shall not alter its loan loss reserve methodologies and shall maintain its loan loss reserves at levels consistent with those reflected in the December 31, 1998 audited financial statements of Target.

         2.6 SOLICITATION OF TRUST BUSINESS. Prior to the Closing Date, neither Purchaser nor any Bank Party nor any of their Affiliates shall solicit customers of the Target Offices ("BRANCH

CUSTOMERS") through advertising specifically referencing or targeted to such Branch Customers in a way which is reasonably likely to induce such Branch Customers to close Trust accounts or would otherwise result in the transfer of all or a portion of existing Trust Business or Bank Business from Target. Notwithstanding the foregoing sentence, Purchaser, the Bank Parties, and their respective Affiliates shall be permitted, subject to the provisions of Section 6.13.3, to (a) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at Target Customers, (b) respond to unsolicited inquiries by Branch Customers with respect to Trust services, and
(c) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

         2.7 SOLICITATION OF DEPOSIT ACCOUNTS. Prior to the Closing Date, neither Purchaser nor any Bank Party nor any of their Affiliates shall solicit Branch Customers through advertising specifically referencing or targeted to such Branch Customers in a way which is reasonably likely to induce such Branch Customers to close deposit liability accounts or open accounts with any Bank Party or would otherwise result in the transfer of all or a portion of an existing deposit liability from Target. Notwithstanding the foregoing sentence, Purchaser, the Bank Parties, and their respective Affiliates shall be permitted, subject to the provisions of Section 6.13.3, to (a) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at Target Customers, (b) respond to unsolicited inquiries by Target Office Customers with respect to banking or other financial services, and (c) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

         2.8 ADMINISTRATION OF TRUST BUSINESS. During the six month period following the Closing Date, Purchaser will operate the Trust Business, and it will cause each of the Purchaser Subsidiaries to operate its Trust Business, only in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact the Trust Business and assets, and maintain its rights and franchises and fee income; and except as disclosed on
Schedule 2.8, take no action which could reasonably be expected to adversely affect the Trust Business or the fee income generated by such Trust Business.

         2.9 PAYMENT OF CLOSING DIVIDEND. On the Closing Date, Target shall transfer the "CLOSING DIVIDEND" to Parent. The Closing Dividend shall be an amount equal to (A) the total equity of Target as reflected on the Estimated Balance Sheet (after making the adjustments described in Section 2.5) plus (B) all accrued liabilities for Taxes deducted in calculating the total equity of Target referred to in clause (A), above (which amount shall later be adjusted, if necessary, to equal the amount of accrued liabilities for Taxes deducted in calculating the total equity of Target reflected on the Final Balance Sheet), minus (C) $2.5 million in cash or cash equivalents which shall remain in Target for the benefit of Purchaser. The Closing Dividend shall be paid by the transfer or liquidation of securities in the Target's investment portfolio previously approved by Purchaser in an aggregate amount equal to the Closing Dividend, unless the Parent and Purchaser agree to fund the Closing Dividend in another manner. The Closing Dividend shall be recalculated based on the Final Balance Sheet and (in the case of any difference occasioned by such recalculation) Parent or Purchaser (as the case may be) shall promptly pay the amount due to the other party by wire transfer in immediately available funds in U.S. dollars to such account as the receiving party shall advise.

         2.10  REQUIREMENTS PRIOR TO CLOSING DATE.

               2.10.1. MONTHLY STATEMENTS. Between the date of this Agreement and the Closing Date, Target shall provide to Purchaser and the Bank Parties, on or before the 15th day of each month commencing May 15, 1999, a schedule, as of the last day of the immediately preceding month, setting forth deposits by Target Office as of such date and Trust Business revenues for the month then ended, including all adjustments, together with a reasonable estimate of the adjustments to such deposits and revenues which would be required in order to make the adjustments to deposits and Trust Business revenues described in
Section 2.3.

               2.10.2. DETERMINATION OF CLOSING PAYMENT AMOUNT. On or before 12:00 noon on the second business day prior to the Closing Date, Parent shall deliver to Purchaser a statement setting forth the Purchase Price (as calculated based on the Estimated Balance Sheet and including all adjustments thereto) and each component thereof and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify such determination.

               2.10.3. TITLE INSURANCE COMMITMENTS. From and after the date of this Agreement, Parent shall deliver or cause to be delivered to Purchaser (at Purchaser's expense) title insurance commitments (collectively, the "TITLE COMMITMENTS") issued by First American Title Insurance Company or another nationally recognized title insurance company (the "TITLE COMPANY") for all of the real property owned or leased by Target or any Target Subsidiary and reflected on the consolidated statement of financial condition of Target on December 31, 1998, which title commitments shall (a) confirm that Target or a Target Subsidiary, as applicable, owns fee title (or leasehold title in the case of the so-called Shopping Center Branch, Newport Road, New London, New Hampshire) in and to the real property free of material encumbrances, Liens and other title imperfections which would prevent transfer of such premises or use of such premises for banking operations, subject to the provisions of Schedule 4.24; (b) commit the Title Company, on the Closing Date, to issue to Purchaser or its designee, at commercially reasonable rates, an owner's (or leasehold, as the case may be) policy of title insurance for each such parcel of real property in an amount equal to the portion of the Purchase Price allocated to the same; and (c) Parent will cause the Title Insurance Policy on the 80 South Main Street, Hanover, New Hampshire, property to be transferred to 80 South Main Street Corp.

         2.11 POSSIBLE ALTERNATIVE STRUCTURES. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser may (with the permission of Parent, which permission shall not be unreasonably withheld or delayed) revise the structure of the Acquisition and the other transactions contemplated hereby and thereby (including to effect the indirect acquisition of Target by the acquisition of a mid-tier holding company the capital stock of which is owned 100% by Parent, and which mid-tier holding company owns 100% of the outstanding stock of Target ("HOLDING COMPANY"); provided, however, that provisions hereof which refer to "Target" shall be deemed modified, as appropriate, to refer to "Target" and "Holding Company." Notwithstanding the foregoing, any modification of the structure of the Acquisition (which currently contemplates a Section 338(h)(10) election) may be effected only if (i) Purchaser reimburses Parent (on a "grossed-up" basis) for any increase in the aggregate Taxes of Parent, Target (to the extent paid by Parent), and their stockholders as a result of the modification and in excess of the Taxes that would be due under the structure provided in this Agreement prior to such modification pursuant to this Section 2.11; (ii) the consideration to be paid to the direct or indirect holders of Target Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of Target's directors, officers and other employees; (iv) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Acquisition; and (v) Purchaser reimburses Target for any costs (including without limitation the cost of preparing any necessary regulatory application) incurred as a result of such modification. Purchaser and Target agree to appropriately amend this Agreement and any related documents as necessary in order to reflect any such revised structure.

         2.12 COOPERATION IN CALCULATION OF AMOUNTS PAYABLE UNDER AGREEMENT. Each of the parties to this Agreement agrees to provide to each other party, and to such other party's agents and representatives, such information (including, without limitation, records reflecting transfers of deposit balances or Trust Business) as may from time to time be in its possession and may be reasonably requested by a party in order to determine amounts payable or receivable by a party under this Agreement.

                                   ARTICLE III

                              DISCLOSURE STANDARDS

         3.1 DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, Parent and Target have delivered to Purchaser, and Purchaser has delivered to Parent and Target, a schedule (in the case of Parent and Target, the "TARGET DISCLOSURE SCHEDULE," and in the case of Purchaser and Purchaser Parent, the "PURCHASER DISCLOSURE SCHEDULE") setting forth, among other things, on schedules corresponding to the Sections hereof, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of Parent and Target, or Article V, in the case of Purchaser or Purchaser Parent, or Section 5.3, in the case of the Bank Parties, or to one or more of such party's covenants contained in Articles VI and VII; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either Target or Purchaser, respectively, unless otherwise stated in a specific representation, warranty or schedule.



                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND TARGET

         As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Target hereby represent and warrant to Purchaser and the Bank Parties that, except as set forth in the appropriately numbered disclosure schedules delivered by Parent and Target to Purchaser:

         4.1 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 65,000 shares of Target Common Stock. 56,441 shares of Target Common Stock are issued and outstanding. All outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Target Common Stock has been issued in violation of the preemptive rights of any Person, firm or entity. None of Target's stock has been issued in violation of any federal or state law. No Rights are authorized, issued or outstanding with respect to the capital stock of Target, and there are no agreements, understandings or commitments relating to the right of Parent to vote or to dispose of such capital stock.

         4.2 ORGANIZATION, STANDING AND AUTHORITY OF TARGET. Target is a federal savings bank, duly organized and validly existing under the laws of the United States of America with full corporate power and authority to own or lease or hold as trustee, agent, custodian or in its own right as the case may be, all of its properties, assets and Trusts and to carry on its business as now conducted. Target is duly licensed or qualified to do business and is in good standing in the locations listed in Schedule 4.2, which constitute each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Target has heretofore delivered to Purchaser true and complete copies of the Corporate Charter and Bylaws of Target as in effect as of the date hereof, and no amendments thereto are pending. Target is not in violation of its Corporate Charter or Bylaws. The deposit accounts of Target are insured by the BIF or the SAIF, to the maximum extent permitted by the FDIA. Target has paid all deposit insurance premiums and assessments required by the FDIC and filed all related reports with the FDIC.

         4.3 ORGANIZATION, STANDING AND AUTHORITY OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Parent and each other direct or indirect holder of Target Common Stock is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.

         4.4 OWNERSHIP OF TARGET STOCK OUTSTANDING. The Target Stock Outstanding is owned by Parent free and clear of all Liens.

         4.5 OWNERSHIP OF TARGET SUBSIDIARIES. Schedule 4.5 lists the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Target Subsidiary. Except for (x) capital stock of the Target Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are disclosed in Schedule 4.5, Target does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 1% of any entity. The outstanding shares of capital stock or other ownership interests of each Target Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by Target free and clear of all Liens. None of a Target Subsidiary's stock has been issued in violation of any federal or state law. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Target Subsidiaries and there are no agreements, understandings or commitments relating to the right of Target to vote or to dispose of such capital stock or other ownership interests.

         4.6 ORGANIZATION, STANDING AND AUTHORITY OF TARGET SUBSIDIARIES. Each of the Target Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Except as disclosed on Schedule 4.6, each of the Target Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in the locations listed in Schedule 4.6, which constitutes each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification. Target has heretofore delivered or made available to Purchaser true and complete copies of the Corporate Charter and Bylaws of each Target Subsidiary as of the date hereof.

         4.7 PERSONAL PROPERTY; CASH ON HAND. Target and Target Subsidiaries have good and marketable title to the personal property and the cash on hand owned by each, free and clear of all Liens and encumbrances, other than those of the types described in Section 4.24.

         4.8 AUTHORIZED AND EFFECTIVE AGREEMENT.

               4.8.1. Each of Parent and Target has all requisite corporate power and authority to enter into this Agreement (subject to receipt of all necessary governmental approvals) and each agreement, document and instrument to be executed and delivered by Parent or Target pursuant to this Agreement (the "RELATED DOCUMENTS") and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents and the sale by Parent of the Target Stock Outstanding have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Parent and Target. This Agreement has been duly and validly executed and delivered by each of Parent and Target and, assuming due authorization, execution and delivery by Purchaser, Purchaser Parent and each of the Bank Parties, constitutes the legal, valid and binding obligation of each of Parent and Target, enforceable against each of Parent and Target in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               4.8.2. Except as disclosed in Schedule 4.8.2, neither the execution and delivery of this Agreement or any Related Document nor consummation of the transactions contemplated hereby or thereby (including the Acquisition and the sale of the Bank Business to the Bank Parties), nor compliance by either of Parent or Target with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Corporate Charter or Bylaws of Parent or Target or the equivalent documents of any Target Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of, any Lien, charge or encumbrance upon any property or asset of Parent or Target or any Target Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Target or any Target Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Parent or Target or any Target Subsidiary. For the purposes of this section, Trusts and fiduciary arrangements held by Target shall be considered material agreements.

               4.8.3. Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators and the Department of Insurance of the State of Delaware, and review of the Acquisition by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are disclosed on Schedule 4.8.3, no material consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Parent or Target in connection with the execution and delivery by Parent or Target of this Agreement and the Related Documents and the consummation by Parent and Target of the transactions contemplated hereby or thereby (including, with respect to contractual consents, the sale of the Bank Business to the Bank Parties).

               4.8.4. As of the date hereof, neither Parent nor Target is aware of any reasons relating to Parent or Target (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and Related Documents as shall be necessary for consummation of the transactions contemplated hereby or thereby.

         4.9 REGULATORY REPORTS. Since January 1, 1997, Target has duly filed with the OTS and any other applicable federal or state banking authority, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Target by the OTS, except as disclosed on Schedule 4.9, Target was not required to correct or change any action, procedure or proceeding which Target reasonably believes has not been corrected or changed as required as of the date hereof in all material respects.

         4.10 FINANCIAL STATEMENTS

               4.10.1. Target has previously delivered or made available to Purchaser accurate and complete copies of the Target Financial Statements, which are accompanied by the audit reports of Deloitte and Touche, independent certified public accountants with respect to Target. The Target Financial Statements referred to herein, as well as the Target Financial Statements to be delivered pursuant to Section 6.3 hereof (including the related notes) have been prepared in accordance with GAAP consistently applied, except as may be otherwise indicated in the notes thereto, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Target as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Target for the respective periods or as of the respective dates set forth therein, subject, in the case of unaudited statements, to the addition of notes and to normal and recurring year-end adjustments.

               4.10.2. Each of the Target Financial Statements referred to in
Section 4.10.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The books and records of Target and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Target and its Subsidiaries.

               4.10.3. Except and to the extent (i) contemplated by this Agreement (including without limitation the payment of the Closing Dividend and severance and retention payments disclosed in the Schedules to this Agreement),
(ii) reflected, disclosed or provided for in the consolidated statement of financial condition of Target as of December 31, 1998 (including related notes) and (iii) of liabilities incurred since December 31, 1998 in the ordinary course of business, neither Target nor any Target Subsidiary (x) had as of the date hereof or will have as of the Effective Time any material liabilities, whether absolute, accrued, contingent or otherwise, which are not either reflected in the Target Financial Statements or would not be required to be so reflected in accordance with GAAP or (y) will have as of the Effective Time any material liabilities, whether absolute, accrued, contingent or otherwise, that arose between the date of this Agreement and the Closing Date and that would be required to be reflected in accordance with GAAP on Target's year-end consolidated statement of financial condition.

         4.11 MATERIAL ADVERSE CHANGE. Except as disclosed in Schedule 4.11 or as contemplated by this Agreement, since December 31, 1998 (i) Target and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prior practices (excluding the incurrence of expenses in connection with this Agreement, and excluding the effects of the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Target and its Subsidiaries (taken as a whole) or any Branch Subset.

         4.12 ENVIRONMENTAL MATTERS

               4.12.1. To the best of Target's and Parent's knowledge after due inquiry by Target, Target and its Subsidiaries are in material compliance with all Environmental Laws. Neither Parent, Target nor a Target Subsidiary has received any communication alleging that Target or a Target Subsidiary is not in such compliance and, to the best knowledge of Parent and Target, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

               4.12.2. To the best of Target's and Parent's knowledge after due inquiry by Target, none of the properties owned, leased or operated by Target or a Target Subsidiary , whether directly, indirectly or in a fiduciary capacity, has been or is in material violation of or liable under any Environmental Law.

               4.12.3. To the best of Target's and Parent's knowledge after due inquiry by Target, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could reasonably be expected to result in the imposition of any liability arising under any Environmental Law against Target or a Target Subsidiary or against any Person or entity whose liability for any Environmental Claim Target or a Target Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on Target and its Subsidiaries (taken as a whole) or any Branch Subset or a Target Subsidiary.

               4.12.4. Except as disclosed in Schedule 4.12.4, Target has not conducted any environmental studies during the past five years with respect to any properties owned, leased or operated by it or a Target Subsidiary, whether directly, indirectly or in a fiduciary capacity, as of the date hereof.

         4.13  TAX MATTERS

               4.13.1. Except as set forth on Schedule 4.13.1, each of Target and its Tax Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Target and its Tax Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 4.13.1, none of the Target and its Tax Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Within the past six years no claim has been made by an authority in a jurisdiction where any of the Target and its Tax Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Tax Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               4.13.2. Each of the Target and its Tax Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               4.13.3. Neither Parent nor any director or officer (or employee responsible for Tax matters) of any of the Target and its Tax Subsidiaries expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Tax Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Parent and the directors and officers (and employees responsible for Tax matters) of the Target and its Tax Subsidiaries has knowledge based upon personal contact with any agent of such authority. Schedule 4.13.3 lists all Income Tax Returns filed with respect to any of Target and the Tax Subsidiaries for taxable periods ending on or after December 31, 1995, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Parent has delivered to Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Target and the Tax Subsidiaries since December 31, 1995.

               4.13.4. Except as listed on Schedule 4.13.4, none of Target and the Tax Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               4.13.5. None of the Target and its Tax Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations or agreed to have Code Section 341(f)(2) apply. None of the Target and its Tax Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code
Section 162(m). Except as listed on Schedule 4.13.5, none of Target and the Tax Subsidiaries is a party to any Tax allocation or sharing agreement, and any such tax sharing agreement shall be terminated as provided in Section 9.4.6. Any deductions taken or reserve for bad debts or loan losses of the Target and its Tax Subsidiaries does not exceed the amount permitted under applicable Tax law. None of the Target and its Tax Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Target or any Tax Subsidiary (nor does Parent or the Target have knowledge that the Internal Revenue Service has proposed any such adjustment in accounting method). None of the property owned or used by the Target or a Tax Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code, as amended. None of the Target and its Tax Subsidiaries own any tax-exempt use property within the meaning of Code Section 168(h). Since December 24, 1997, neither Target nor any of its Tax Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return other than the group the common parent of which is Sun Life Assurance Company of Canada - U.S. Operations Holdings Inc. Since December 31, 1994, neither Target nor any of its Tax Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return other than the group the common parent of which was Sun Life Assurance Company of Canada (US) or Sun Life Assurance Company of Canada-U.S. Operations Holdings, Inc..

               4.13.6. The unpaid Taxes of the Target and its Tax Subsidiaries
(A) did not, as of December 31, 1998 (or any subsequent date for which Financial Statements have been prepared), materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements prepared as of that date (rather than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Tax Subsidiaries in filing their Tax Returns.

               4.13.7. None of Target and the Tax Subsidiaries has any liability for the Income Taxes of any Person other than Target and the Tax Subsidiaries
(A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

         4.14 LEGAL PROCEEDINGS Schedule 4.14 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which Target or any Target Subsidiary is a party, either directly, indirectly or in a fiduciary capacity. There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Target and Parent, threatened against Target or a Subsidiary or Parent or against any asset, interest or right of Target or Parent or a Subsidiary of either, or against any officer, director or employee of any of them in their capacity as such that in any such case, if decided adversely, would prevent or hinder sale by Parent of the Target Stock Outstanding or have a Material Adverse Effect on Target and its Subsidiaries (taken as a whole) or any Branch Subset. Neither Target nor Parent nor a Subsidiary of either is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on Target and its Subsidiaries (taken as a whole) or any Branch Subset, and neither Target, Parent nor any Subsidiary is in default under any such order, judgment, or decree.

         4.15 COMPLIANCE WITH LAWS

               4.15.1. Except as disclosed on Schedule 4.15, each of Target and the Target Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Target and the Target Subsidiaries (taken as a whole) or any Branch Subset; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Target and Parent after due inquiry by Target, no suspension or cancellation of any of the same is threatened.

               4.15.2. Except as disclosed on Schedule 4.15, neither Target nor any Target Subsidiary is in violation of, nor is any of the real property owned by Target or any Target Subsidiary in material violation of, nor is any of the real property leased by Target, to the knowledge of Target, in material violation of, its respective Corporate Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), fiduciary or agency, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, and in the past three years neither Target nor any Target Subsidiary has received notice of a violation or alleged violation of any statute, ordinance, order, rule or regulation. Neither Target nor any Target Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and none of them has received any written communication requesting that it enter into any of the foregoing. No regulatory agency has initiated any proceeding or, to the best knowledge of Target and Parent after due inquiry by Target, investigation into the business or operations of Target or any of the Target Subsidiaries since December 31, 1996. Target has not received any objection from any regulatory agency to Target's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Target or any of the Target Subsidiaries. Except as disclosed on
Schedule 4.15, Target is administering all Trusts in all material respects in accordance with customary and usual standards of fiduciary responsibility, applicable law, and the governing provisions of all applicable agreements, instruments, and documents and any amendments thereto.

               4.15.3. To Parent's and Target's knowledge, the operation of the Target Offices has been and is being conducted in accordance with all applicable laws, rules and regulations of all authorities the penalty or liability for the violation of which, if imposed or asserted, could reasonably be expected to have a Material Adverse Effect on Parent, Target, or any Branch Subset.

               4.15.4. Target satisfies all requirements to be considered a qualified thrift lender under HOLA.

         4.16    EMPLOYEE BENEFIT PLANS

               4.16.1. Schedule 4.16.1 describes all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare, fringe or employee benefit plan or agreement maintained for the benefit of employees or former employees of Target or any Target Subsidiary at any time during the six-year period ending on the Closing Date (the "TARGET EMPLOYEE PLANS"), whether written or oral, and Target has previously furnished or made available to Purchaser accurate and complete copies of the same together with (i) the three (3) most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the three (3) most recent annual reports filed with any governmental agency, (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, and (4) the summary plan description or other employee communications relating thereto.

               4.16.2. None of Target, any Target Subsidiary, any pension plan maintained by either of them and intended to be qualified under Section 401 of the Code or, to the best of Target's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of Target or any Target Subsidiary.

               4.16.3. Except as set forth in Schedule 4.16.3, neither Target nor any Target Subsidiary (i) has ever participated in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA), or (ii) has ever provided health care or other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

               4.16.4. Except as set forth in Schedule 4.16.4, a favorable determination letter has been issued by the Internal Revenue Service with respect to each Target Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "TARGET PENSION PLAN") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Target's and Parent's knowledge, is threatened to be revoked.

               4.16.5. Except as set forth in Schedule 4.16.5, to the best of Target's and Parent's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Target Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

               4.16.6. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Target Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Target Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Target Pension Plan. With respect to any Target Employee Plan subject to Title IV of ERISA, there has been no (nor will there be any as a result of the sale by Parent of the Target Stock Outstanding) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that is reasonably likely to cause the Target or any Target Subsidiary to incur liability or have a Lien imposed on its assets under Title IV of ERISA. No Target Employee Plan subject to Title IV of ERISA has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Neither Target nor any Target Subsidiary has ever maintained a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA). Except as may be provided in the applicable Plan document or in Schedule 4.16.6, no withdrawal, termination or other liability would be incurred as a result of Target's or Target Subsidiary's termination of, or a cessation of participation in, any Target Employee Plan as of the Closing Date, including, without limitation, liability under Section 4063 of ERISA. Each Target Employee Plan has complied with the notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act of 1996.

               4.16.7. Except as disclosed in Schedule 4.16.7 or 4.16.5, to the best of Target's and Parent's knowledge, the Target Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

               4.16.8. Each Target Employee Plan may be amended, terminated, or otherwise modified by Target to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Target Employee Plan, and no employee communication has limited the right of the Target or any Target Subsidiary to so amend, terminate or otherwise modify such Target Employee Plan.

         4.17  CERTAIN CONTRACTS

               4.17.1. Except as disclosed in Schedule 4.17, neither Target nor any Target Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under

                    (a) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Target or any Target Subsidiary (other than in the case of Target deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Target or any Target Subsidiary of any obligation, other than by Target or any Target Subsidiary in the ordinary course of its business;

                    (b) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any current or former director, officer or employee of Target or any Target Subsidiary upon execution of this Agreement or upon or following sale by Parent of the Target Stock Outstanding (either alone or in connection with the occurrence of any additional acts or events);

                    (c) any agreement, arrangement or understanding pursuant to which Target or any Target Subsidiary is obligated to indemnify any current or former director, officer, employee or agent of Target or any Target Subsidiary;

                    (d) any agreement, arrangement or understanding to which Target or any Target Subsidiary is a party or by which any of the same is bound which limits the freedom of

         Target or any Target Subsidiary to compete in any line of business or with any Person,

                    (e) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, the FRB or any other regulatory agency, or

                    (f) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by any Target Subsidiary in the ordinary course of business) that involves a payment or series of payments of more than $100,000 in the aggregate from or to Target or any Target Subsidiary (unless such agreement is cancellable by Target upon payment of a termination fee of not more than $100,000 in the aggregate).

               4.17.2. Neither Target nor any Target Subsidiary is in material default or non-compliance under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a material default or non-compliance.

         4.18 BROKERS AND FINDERS Except as disclosed in Schedule 4.18, neither Target nor any Target Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

         4.19 INSURANCE. Target has disclosed in Schedule 4.19 all policies of insurance maintained by it or any Target Subsidiary as of the date hereof and any claims thereunder in excess of $50,000 since January 1, 1997. Said insurance is sufficient for compliance by each of them with all requirements of law and all agreements and leases to which each of them is a party and to conduct business as it is currently being conducted. Neither Target nor any Target Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased prior to the Effective Time or, except as disclosed on
Schedule 4.19, that such policies cannot be continued by Purchaser or any successor to Purchaser after the Effective Time. In addition, Target has all ERISA bonds necessary for it to continue to conduct its business as historically conducted.

         4.20 LOANS. Except as disclosed in Schedule 4.20, neither Target nor any of its Subsidiaries is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "LOANS") the unpaid principal balance of which exceeds $25,000 and as to which the obligor is, as of December 31, 1998, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or affiliate of Target or any of its affiliates, other than cash advances in the ordinary course of business. To the best knowledge of Parent and Target, all of the Loans originated, sold or held as of the date hereof and at the Effective Time by Target and its Subsidiaries, and any other Loans purchased and held as of the date hereof and at the Effective Time by Target and its Subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies, loan sale agreements and proce-dures of Target and its Subsidiaries; were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable laws and contractual provisions; are based upon valid, binding and enforceable agreements to which Target has good title, free and clear of all Liens; and the collateral for each of the Loans that is secured is (i) the borrower's rights in the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document, and (ii) subject to a valid, enforceable and perfected Lien; provided however that the enforceability of loan agreements and Lien is subject to bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the rights or remedies of creditors generally, and to equitable principles that may be applied by a court in construing or enforcing such agreements or Liens. All Loans serviced by Target for third parties have been billed, collected and serviced in material compliance with the terms of such Loans, any applicable servicing agreement, and applicable law. Target has not made, is not making and shall not be deemed to have made, any representation as to the collectibility of any Loan, the value of any collateral, or the creditworthiness, credit history or financial condition of any primary or secondary obligor under any Loan, or any guarantor or surety thereof, in this Agreement or any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby.

         4.21 LOAN PORTFOLIO. Schedule 4.21 lists all of the loans in original principal amount in excess of $50,000 of Target or any Target Subsidiary that, as of December 31, 1998, are classified by Target or any Bank Regulator as "SPECIAL MENTION", "SUBSTANDARD", "DOUBTFUL", "LOSS" or "CLASSIFIED," together with the aggregate principal amount of and accrued and unpaid interest on all such loans by category, it being understood that no representation is being made that the FDIC, the OTS or any other Bank Regulator would agree with the loan classifications of Target.

         4.22 ACCURACY OF DEPOSIT SCHEDULES. The information to be delivered pursuant to Section 2.10.1 shall accurately reflect Target's allocation of deposits among the Target Offices and the Trust Business revenues and will be complete and accurate, to the knowledge of Target, in all material respects as of the date thereof, and the account records related to such deposits, to the knowledge of Target, are and will be complete and accurate in all material respects as of the date hereof. Notwithstanding the foregoing, Target makes no representation that Target's allocation of deposits among the Target Offices in any way reflects the current preferences or expectations of its customers as to the Target Office at which they do any significant portion of their banking business.

         4.23 ACCURACY AND AVAILABILITY OF DEPOSIT ACCOUNT RECORDS. The deposit agreements and other documents relating to the Deposits to be delivered to Purchaser will be all such documents in Target's possession or reasonably available to Target at the Closing, and the account records related to such deposits, to the knowledge of Target, are and will be complete and accurate in all material respects as of the date hereof. Notwithstanding the foregoing, Target makes no representation that Target's allocation of deposits among the Target Offices in any way reflects the current preferences or expectations of its customers as to the Target Office at which they do any significant portion of their banking business.

         4.24 PROPERTIES. All real and personal property owned by Target or its Subsidiaries or presently used by any of them in its respective business is or as of the Closing will be in an adequate condition (ordinary wear and tear excepted) and is (and as of the Closing will be) sufficient to carry on the business of Target and its Subsidiaries in the ordinary course of business consistent with their past practices. With respect to real property, Target and its Subsidiaries will have title (or, in the case of leases, leasehold interests) of the type described in
Section 2.10.3, except as described in Schedule 4.24. Target and its Subsidiaries have or will have at the Closing title, free and clear of all Liens (other than equities of redemption under applicable foreclosure laws), to all of the material personal properties and assets reflected on the consolidated statement of financial condition of Target as of December 31, 1998 included in the Target Financial Statements or acquired after such date, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, (v) as reflected on the consolidated statement of financial condition of Target as of December 31, 1998 included in the Target Financial Statements, and (vi) as disclosed in Schedule 4.24. All real and personal property which is material to Target's business on a consolidated basis and leased or licensed by Target or any Target Subsidiary is held pursuant to leases or licenses which to Target's knowledge are valid and enforceable in accordance with their respective terms. Neither Target nor any of the Target Subsidiaries has received any notice from any Governmental Entity of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the real property that has not been corrected heretofore, and no such violation now exists which could reasonably be expected to have an adverse effect on the operation or value of any of the real property. All improvements constituting a part of the property are in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance, or regulation.

         4.25 TENANTS; LEASES. Schedule 4.25 hereto lists each landlord or lessor under any leases whose consent is required for the transfer of the lease to Purchaser or the subsequent transfer to the Bank Parties effected by the Purchase Agreement. Schedule 4.25 hereto discloses whether such transfer (assuming receipt of appropriate consents) will give any landlord or lessor under any lease any right or remedy under any lease. Except for the tenants disclosed in Schedule 4.25 hereto, there are no tenants or other occupants of the real properties owned by Target or any Target Subsidiary. To Target's and Parent's knowledge, except as disclosed in Schedule 4.25 hereto, each of the leases is in full force and effect, and Target is not in default under any of its obligations thereunder.

         4.26 LABOR. Target and Target Subsidiaries employ approximately 136 full-time employees and 26 part-time employees, and they generally enjoy good employer-employee relationships. No work stoppage involving Target or any Target Subsidiary is pending or, to the best knowledge of Target and Parent, threatened. Neither Target nor any Target Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Target or any Target Subsidiary which is reasonably expected to have a Material Adverse Effect on Target. Employees of Target and the Target Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Target's and Parent's knowledge, there have been no efforts to unionize or organize any employees of Target or any of the Target Subsidiaries during the past five years. Upon termination of the employment of any of said employees, neither Purchaser nor a Bank Party will by reason of the Acquisition, the transfer of the Bank Business to the Bank Parties, or anything done prior to the Effective Time be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 4.26. Target and Target Subsidiaries do not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule 4.26, and each is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.

         4.27 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in
Schedule 4.27, to the knowledge of Target, no officer or director of Target, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, (i) has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Target or any of the Target Subsidiaries or (ii) is indebted to, or has the right under a line of credit to borrow from, Target or any Target Subsidiary, in an amount exceeding $50,000.

         4.28    TRUST BUSINESS; ADMINISTRATION OF FIDUCIARY ACCOUNTS.

         (a) Target (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trusts and all such appointments are currently in effect, (ii) has all other authorizations or approvals necessary to conduct its Trust Business, (iii) has all other licenses or permits necessary for the conduct of its Trust Business except as disclosed in Schedule 4.28, and (iv) has or will have, as of the Closing Date, all licenses necessary for the conduct of the Trust Business. Target and each Target Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Except as disclosed in Schedule 4.28, to Target's and Parent's knowledge neither Target nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         (b) Neither Target nor, to the knowledge of Parent and the Target, any Person "associated" (as defined under the Investment Advisers Act of 1940, as amended (the "ADVISERS ACT")) with the Target, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of the Parent and the Target, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation. Except as disclosed in Schedule 4.28, the Target and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers

Act) has, and after giving effect to the Closing, will have, all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Licenses") required from foreign, federal, state or local authorities in order for it to conduct the businesses presently conducted by the Target in the manner presently conducted by the Target. The Target is not a "broker" or "dealer" within the meaning of the Exchange Act, or a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act. None of the Target or its officers and employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, a counseling officer, an insurance agent, a real estate broker, a sales person or in any similar capacity with the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Association, the National Association of Securities Dealers, Inc., or the applicable commission of any state or any self-regulatory body.

         4.29 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Target and the Target Subsidiaries, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices and including the maintenance of an adequate system of internal controls. The minute books of the Target and the Target Subsidiaries contain accurate and complete records of all corporate action taken by the stockholders and the Boards of Directors, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

         4.30 ACCOUNTS RECEIVABLE AND PAYABLE. All accounts receivable of the Target that are reflected on the Target Financial Statements (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All accounts payable of Target as of the Closing Date shall be accrued or paid by Target as of the Closing Date in the ordinary course of business consistent with past practices.

         4.31 ACCOUNT ALLOWANCES. Target has secured within five years of the date hereof judicial allowance of its account as trustee, executor, administrator, guardian or conservator of each Trust with assets having an aggregate fair market value in excess of $750,000 as of the date hereof that is now or was previously subject to continuing superior court supervision, with the exception of those Trusts shown on Schedule 4.31 hereto to have had no judicial account allowance within five years of the date hereof.

         4.32 LOCATION AND CONDUCT OF BUSINESS. Except as disclosed in Schedule 4.32, Target conducts all of the customer operations of the Bank Business and the Trust Business at the Target Offices and at no other locations. Target has no other place of business within the meaning of the Advisers Act.

         4.33 YEAR 2000 COMPLIANCE. Target and its Subsidiaries have undertaken a comprehensive assessment of the steps necessary to address the software, accounting and recordkeeping issues raised in order for the data processing systems used in the businesses conducted by Target and its Subsidiaries to be Year 2000 compliant on or before the end of 1999 and have developed, and are implementing a plan to deal with Year 2000 compliance issues. Target does not expect its future cost of addressing its internal Year 2000 compliance issues to be in excess of $100,000. Neither Target nor any Target Subsidiary has received a rating of less than satisfactory from any regulatory agency with respect to Year 2000 compliance.

         4.34 INTELLECTUAL PROPERTY. Schedule 4.34 to this Agreement lists all of the material intellectual property (including all material trade names, trademarks, service marks, patents, patent rights, copyrights, trade secrets, proprietary process, software and other industrial and intellectual property rights (collectively, "INTELLECTUAL PROPERTY") that Target uses in the conduct of its business as it is presently being conducted. Target has good and valid license agreements giving it the right to use all material intellectual property necessary to the conduct of Target's business as presently conducted. There is no claim, suit, action or proceeding, pending or, to the knowledge of Parent or Target after due inquiry by Target, threatened, against Target asserting that Target's use of any Intellectual Property infringes the rights of any third party or otherwise contesting its rights with respect to any Intellectual Property, and no third party is known to Target to be infringing upon the rights of Target in the Intellectual Property.

         4.35 NO FURTHER REPRESENTATIONS. Neither Parent nor Target has made, and neither shall be deemed to have made, to Purchaser or any Bank Party any representation or warranty other than as expressly set forth in this Article IV. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made in this Article IV, neither Parent nor Target makes any representation or warranty to Purchaser with respect to any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures or future results of operations; or except as expressly covered by a representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisers.

                                    ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

         Purchaser and Purchaser Parent (and to the extent specifically provided, each Bank Party) hereby represent and warrant to Parent and Target as follows:

         5.1 ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not prevent or hinder the consummation of the Transactions contemplated by this Agreement. Purchaser has heretofore delivered to Parent true and complete copies of the Corporate Charter and Bylaws of Purchaser as in effect as of the date hereof.

         5.2 ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER PARENT. Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not prevent or hinder the consummation of the Transactions contemplated by this Agreement. Purchaser Parent has heretofore delivered to Parent true and complete copies of the Corporate Charter and Bylaws of Purchaser Parent as in effect as of the date hereof.

         5.3    AUTHORIZED AND EFFECTIVE AGREEMENT.

               5.3.1. Each of Purchaser, Purchaser Parent and each Bank Party (individually a "PURCHASER REPRESENTING PARTY" and collectively the "PURCHASER REPRESENTING PARTIES") has all requisite corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered to Parent or any of its Affiliates by such Purchaser Representing Party pursuant to this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Parent or any of its Affiliates by a Purchaser Representing Party pursuant to this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each Purchaser Representing Party. This Agreement has been duly and validly executed and delivered by each Purchaser Representing Party and, assuming due authorization, execution and delivery by Target, Parent and each of the Bank Parties, constitutes a legal, valid and binding obligation of each Purchaser Representing Party which is enforceable against such Purchaser Representing Party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               5.3.2. Neither the execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Parent or any of its Affiliates by any Purchaser Representing Party pursuant to this Agreement, nor consummation of the transactions contemplated hereby or thereby nor compliance by any Purchaser Representing Party with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Corporate Charter or Bylaws of any Purchaser Representing Party or the equivalent documents of any Subsidiary of any Purchaser Representing Party, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of, any Lien, charge or encumbrance upon any property or asset of any Purchaser Representing Party or any Subsidiary of any Purchaser Representing Party pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Purchaser Representing Party or any Subsidiary of any Purchaser Representing Party is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to any Purchaser Representing Party or any Subsidiary of any Purchaser Representing Party.

               5.3.3. Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, and review of the Acquisition by the DOJ under federal antitrust laws, and except for such filings, registrations, consents or approvals which are disclosed in Schedule 5.3.3, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Purchaser or Purchaser Parent in connection with the execution and delivery by Purchaser or Purchaser Parent of this Agreement and each agreement, document and instrument to be executed and delivered to Parent or any of its Affiliates by Purchaser or Purchaser Parent pursuant to this Agreement and the consummation by Purchaser or Purchaser Parent or any Bank Party of the transactions contemplated hereby or thereby (including the Acquisition and the subsequent transactions effected by the Purchase Agreement).

                  5.3.4. Except as disclosed in Schedule 5.3.4, as of the date hereof, no Purchaser Representing Party is aware of any reasons relating to any Purchaser Representing Party or any Affiliate of any Purchaser Representing Party (including without limitation Community Reinvestment Act compliance and Management Interlocks Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered to Parent or any of its Affiliates by any Purchaser Representing Party pursuant to this Agreement and the consummation by each Purchaser Representing Party of the transactions contemplated hereby or thereby.

         5.4 FINANCIAL STATEMENTS

               5.4.1. Purchaser Parent has previously delivered or made available to Parent accurate and complete copies of the Purchaser Parent Financial Statements which (with respect to the 1997 audited financial statements) are accompanied by the audit reports of Price Waterhouse LLP, independent certified public accountants, with respect to Purchaser Parent. The Purchaser Parent Financial Statements referred to herein, as well as the Purchaser Parent Financial Statements to be delivered pursuant to Section 7.4 hereof, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Purchaser Parent as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Purchaser Parent for the respective periods or as of the respective dates set forth therein, subject, in the case of unaudited statements, to the addition of notes and to normal and recurring year-end adjustments.

               5.4.2. Each of the Purchaser Parent Financial Statements referred to in Section 5.4.1 has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein.

         5.5 MATERIAL ADVERSE CHANGE. Since December 31, 1997 (i) each of Purchaser and Purchaser Parent has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to prevent or hinder the transactions contemplated by this Agreement.

         5.6 PURCHASER INVESTIGATION. Each of Purchaser, Purchaser Parent and the Bank Parties acknowledges that: (i) it has had the opportunity to visit with Target and meet with its representative officers and other representatives to discuss the business, assets, liabilities, reserves, financial condition, cash flow and operations of Target, and (ii) all materials and information requested by Purchaser or Purchaser Parent and the Bank Parties have been provided to Purchaser or Purchaser Parent or the Bank Parties to the reasonable satisfaction of such party. Each of Purchaser and Purchaser Parent and the Bank Parties acknowledges that it has made its own independent examination, investigation, analysis and evaluation of Target, including its own estimate of the value of Target's or the appropriate Branch Subset's business. Each of Purchaser and Purchaser Parent and the Bank Parties acknowledges that it has undertaken such investigation (including a review of the assets, liabilities, books, records and contracts of Target) as Purchaser, Purchaser Parent or the Bank Parties deems adequate, including that described above. Purchaser hereby confirms that (i) it is acquiring the Target Common Stock for its own account, and not for, with a view to, or in connection with the resale or distribution thereof; and (ii) it has no intention to sell, pledge, hypothecate, distribute or otherwise transfer any of the Target Common Stock or any interest therein except in accordance with applicable securities laws.

         5.7 LEGAL PROCEEDINGS. There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Purchaser or Purchaser Parent, threatened against Purchaser or Purchaser Parent or against any officer, director or employee of either which would be reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.8 REGULATORY MATTERS. There are no pending or, to the knowledge of Purchaser or Purchaser Parent, threatened, disputes or controversies between Purchaser, Purchaser Parent or any Bank Party and any federal, state or local Governmental Entity that (i) could reasonably be expected to prevent or impair the ability of Purchaser or Purchaser Parent to perform its obligations under this Agreement or any Bank Party to perform its obligations under the Purchase Agreement in any material respect or (ii) could reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby (including the Acquisition and the subsequent transactions effected by the Purchase Agreement). Purchaser Parent has sufficient sources of funds available to it to be able to capitalize Purchaser in an amount sufficient to enable Purchaser to pay the Purchase Price without being required to seek funding from third parties, and Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals, and that it will be able to meet such requirements after payment of the Closing Dividend.

         5.9 BROKERS AND FINDERS. Except as disclosed in Schedule 5.9, neither Purchaser Parent, Purchaser nor any Purchaser Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

         5.10 FINANCING. Purchaser Parent and Purchaser have available to it sources of financing sufficient to fulfill their obligations hereunder.

         5.11 NO FURTHER REPRESENTATIONS. Neither Purchaser nor Purchaser Parent has made, and neither shall be deemed to have made, to Parent or Target any representation or warranty other than as expressly set forth in this Article V. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made in this Article V, neither Purchaser nor Purchaser Parent makes any representation or warranty to Parent or Target, or except as expressly covered by a representation and warranty contained in this Article V, any other information or documents (financial or otherwise) made available to Parent or Target or its counsel, accountants or advisers. For purposes of this Article V each Purchaser Representing Party shall be deemed to be making representations only as to itself and its Affiliates, and not as to any other, unrelated party.

                                   ARTICLE VI

                         COVENANTS OF TARGET AND PARENT

         6.1 MAKING OF COVENANTS AND AGREEMENTS. For the benefit of Purchaser, Purchaser Parent and the Bank Parties, Target and Parent jointly and severally hereby make the covenants and agreements set forth in this Article VI and Parent agrees to cause Target and its Subsidiaries to comply with such agreements and covenants. Parent shall have no right of indemnity or contribution from Target or any Subsidiary with respect to the breach of any covenant or agreement hereunder. Reference to "Purchaser" in Sections 6.5 through 6.14 hereof shall be deemed to include Purchaser acting individually and on behalf of the Bank Parties. Moreover, rights and obligations hereunder shall be in addition to and not in lieu of those under Schedule 6.2.1.

         6.2    CONDUCT OF BUSINESS.

               6.2.1. AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Purchaser, Target will operate its business, and it will cause each of the Target Subsidiaries to operate its business, only in the usual, regular and ordinary course of business consistent with past practices (except for the payment of the Closing Dividend, as contemplated by Section 2.9, the sale of Target's mortgage servicing rights and/or collateralized mortgage obligations, and otherwise as expressly contemplated by this Agreement); use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and take no action which would (i) materially adversely affect the ability of Purchaser, Target or the Bank Parties to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement. Without limiting the foregoing, during such period, Target will perform in a prompt and timely manner, in accordance with its ordinary course of business consistent with past practices or existing business plans, all of its obligations with respect to the Bank Business as provided in Schedule 6.2.1 incorporated herein by reference; provided, however, that notwithstanding any provisions of such Schedule, without the permission of Parent no information shall be sent to Target Customers and no changes shall be made at or to Target's facilities before the Final Approval Date. Target agrees that it shall conduct the Bank Business and Trust Business, as applicable, in accordance with sound banking, fiduciary and commercial practices consistent with past practices or existing operating policies and business plans and will use its commercially reasonable best efforts to preserve for the benefit of Purchaser the goodwill and relationships with depositors, borrowers, trustors, beneficiaries, suppliers, lessees, and others associated with the conduct of the Bank Business and Trust Business.

           6.2.2. NEGATIVE COVENANTS. Except as set forth in Schedule
6.2.2, from the date of
this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Purchaser in writing, Target will not, and will cause each of the Target Subsidiaries not to:

                    (a) change or waive any provision of its Charter or By-laws;

                    (b) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Target or any of the Target Subsidiaries, or any securities convertible into shares of such stock;

                    (c) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                    (d) declare or pay any dividends or other distributions with respect to its capital stock except for cash dividends paid by any Target Subsidiary to Target, and except for payment of the Closing Dividend, as contemplated by Section 2.9;

                    (e) acquire any collateralized mortgage obligations, or except in the ordinary course of business consistent with past practice and in no event at a cost greater than $150,000, incur any material liabilities or material obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than deposits, FHLB advances in an aggregate amount not exceeding $25 million at any one time outstanding, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business), or acquire any equity, debt, or other investment securities;

                    (f) make any capital expenditures in excess of $75,000 individually or $300,000 in the aggregate;

                    (g) (i) grant any increase in rates of compensation to its employees except as set forth in Schedule 4.11 or as otherwise consented to by Purchaser, which consent shall not be unreasonably withheld or delayed; (ii) grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers who are currently covered by employment or severance agreements with Target; (iii) enter into any employment, severance or similar agreements or arrangements (provided that Target may employ an employee in the ordinary course of business if the employment of such employee is terminable by Target at will without liability, other than as required by law) with any director or employee (except that Target may provide at the expense of Purchaser for "stay for pay" arrangements with key employees in an amount not to exceed $200,000 in the aggregate and that Parent may provide reasonable additional "stay for pay" arrangements at its own expense after reasonable consultation with Purchaser, provided that any "stay for pay" arrangement will not increase the base salary of any such employee (including for the purposes of the New London Trust, FSB Severance Pay and Benefit Plan dated as of March 1, 1999 ("NLT SEVERANCE PLAN")); (iv) adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; (v) make any contributions to Target's defined benefit Pension Plan or 401(k) Plan not in the ordinary course of business consistent with past practice; or (vi) increase the "total payout" under the 1999 Incentive Compensation Plans for senior officers of the Trust and Bank Divisions over the level contemplated as of the date of this Agreement.

                    (h) make application for the opening or closing of any, or open or close any, branch;

                    (i) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

                    (j) make any material change in its accounting methods or practices, except changes as may be required by GAAP or by regulatory requirements;

                    (k) enter into any new leases, or extend or terminate any existing leases, pertaining to all or any part of the real property used by Target in the operation of the Trust Business or the Bank Business without securing Purchaser's prior written consent; provided, however, if Purchaser fails to notify Target of its disapproval of any lease submitted for its approval within fifteen (15) days after receiving a copy thereof, together with Target's request for Purchaser's approval, then Purchaser shall be deemed to have approved such lease for the purposes of this Agreement;

                    (l) or enter into any new contract (or extend any existing contract) that involves a payment or series of payments of more than $50,000 in the aggregate from or to Target or any Target Subsidiary (unless such agreement is cancellable by Target upon payment of a termination fee of not more than $50,000 in the aggregate) used by Target in the operation of the Trust Business or the Bank Business without securing Purchaser's prior written consent; provided, however, if Purchaser fails to notify Target of its disapproval of any contract submitted for its approval within fifteen (15) days after receiving a copy thereof, together with Target's request for Purchaser's approval, then Purchaser shall be deemed to have approved such contract for the purposes of this Agreement; or

                    (m) agree to do any of the foregoing.

         6.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request but no more than on a weekly basis. Target will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of litigation or the threat of material litigation involving Target. Target will also provide Purchaser such information with respect to such events as Purchaser may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Target will deliver to Purchaser a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with generally accepted accounting principles, and within 25 days after the end of each month, Target will deliver to Purchaser a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with past practices.

         6.4 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Target and Parent agree to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Documents.

         6.5 FAILURE TO FULFILL CONDITIONS. In the event that Target or Parent determines that a condition to any party's obligation to complete the Acquisition cannot be fulfilled and (in the event that the notifying party has the right to waive such condition) that it will not waive that condition, it will promptly notify Purchaser.

         6.6 REGULATORY APPROVALS. Target shall use reasonable efforts to assist Purchaser in obtaining all required Regulatory Approvals. Target shall provide Purchaser or the appropriate regulatory authorities all information reasonably required to be submitted by Target in connection with the Regulatory Approvals. Target shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's covenants and agreements under this Agreement.

         6.7 CORPORATE AND OTHER CONSENTS. Target and Parent shall use commercially reasonable efforts (which shall not require Target or Parent to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure all corporate and other non-regulatory consents (except those involving Purchaser) with respect to contracts listed in
Schedule 6.7, and Purchaser shall fully cooperate in order to obtain such consents. Target shall provide copies of such consents to Purchaser upon Purchaser's request.

         6.8 LEASE CONSENTS AND OBLIGATIONS. Target and Parent shall use commercially reasonable efforts (which shall not require Target or Parent to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure such landlord or lessor consents as may be necessary for the transfer of the real property leases identified on Schedule 6.8, and the transfer of said leases by Purchaser to the Bank Parties under the Purchase Agreement, and Purchaser shall fully cooperate in order to obtain such consents. In addition, Target and Parent agree to use such commercially reasonable efforts to renew or extend those Leases identified on Schedule 6.8.

         6.9 NONSOLICITATION OF PURCHASER'S EMPLOYEES. In consideration of the consummation of the transactions contemplated hereby, Parent agrees that, for a period of one year following the Closing Date, it shall not, directly solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any former employee of Target who becomes an employee of Purchaser ("TRANSFERRED EMPLOYEE"); provided, however, that Parent shall be permitted to retain any such Transferred Employee who has responded to a general employment inquiry of the

Parent not specifically targeted to such Transferred Employee. It is expressly acknowledged by the parties hereto that Parent may employ or retain as an independent contractor or consultant any such Transferred Employee or other such employee of Purchaser who shall terminate his or her employment with Purchaser, without any such direct or indirect inducement or interference by, or other pre-termination contact with, Parent or who shall be terminated by Purchaser, in either case after the Closing Date. For purposes of this Section 6.9, the term "Purchaser" shall be deemed to include any Affiliate of Purchaser or any of the Bank Parties.

         6.10 ACCESS TO AND RETENTION OF BOOKS AND RECORDS. Upon execution of this Agreement, Target shall provide Purchaser and the Bank Parties and their representatives, accountants and counsel reasonable access to the Target Offices, employees, depository records, Loan files, and all other documents and other information concerning the Target Offices as a Bank Party may reasonably request; provided that with respect to Target employees, Target's sole obligation shall be to provide the requesting Bank Party with information concerning the name, position, date of hire and salary of Target employees. Target shall provide each Bank Party reasonable assistance in its investigation relating to the Target Offices; provided that the Bank Party's investigation shall be conducted in a manner which does not unreasonably interfere with Target's normal operations, customers and employee relations and provided further that if the Bank Party's investigation occurs during non-business hours, the expenses incurred by Target as a result of such investigation during non-business hours shall be paid by such Bank Party to Target promptly upon the receipt of an invoice therefor. On the Closing Date, to the extent practicable, Purchaser and Purchaser's designee shall receive possession of, and all right, title and interest of Target in, all books and records relating to the Bank Business and the Trust Business, the Assumed Liabilities, and the operation of the Target Offices which are in the possession of Target.

         6.11 DATA PROCESSING AND TRANSFER SERVICES. Target agrees to provide to Purchaser other data processing and transfer services as set forth in Schedule
6.2.1 hereof, provided, however, that without the permission of Parent no information shall be sent to Target Customers and no changes shall be made at or to Target's facilities before the Final Approval Date.

         6.12 AUTOMATED CLEARING HOUSE ENTRIES. Prior to the Closing Date, Target will make reasonable efforts to notify all originators of Automated Clearing House ("ACH") entries affecting deposits or Loans of the terms and effect of the Acquisition, to facilitate Purchaser's transfer of the accounts to the Bank Parties immediately after the Closing.

         6.13 COMMUNICATIONS; NOTICES; ETC. Subject to regulatory restrictions:

               6.13.1. Target agrees that promptly following the execution of this Agreement, Target and Purchaser shall conduct information meetings at the Target Offices or at such other location as Purchaser and Target shall mutually agree, to announce Purchaser's proposed acquisition of Target to the employees. Target and Purchaser shall mutually agree as to the scope and content of all initial communications to the employees. Thereafter, Purchaser shall be permitted to meet with Target employees, at times mutually convenient to Purchaser and Target to discuss employment opportunities with Purchaser. From and after the date on which the last regulatory approval required to permit consummation of the Acquisition has been obtained ("FINAL APPROVAL DATE"), Purchaser shall be permitted to conduct training sessions during normal business hours or at other times with Target employees; provided that Purchaser will use reasonable efforts to schedule such training sessions in a manner which does not interfere with Target's normal business operations. Purchaser shall reimburse Target employees for transportation costs to and from the location where Purchaser shall train such employees and compensate Target employees at their respective applicable standard or overtime rates for the time spent in such training.

               6.13.2. After the Final Approval Date and prior to the Closing Date, on a date certain which is mutually agreeable to the parties, Target and Purchaser shall each send statements (or, in the event the parties shall mutually agree, the parties shall send a joint statement) to Target's customers announcing the transactions contemplated hereby. From time to time prior to the Closing, Purchaser or a Bank Party may request consent to transmit certain communications to Target Customers, and Target agrees that it will not unreasonably withhold such consent.

               6.13.3. Purchaser and Target shall each furnish to the other copies of the text of all notices (including with respect to IRA accounts), advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to employees, customers or the public generally regarding the proposed or actual transfer of the Bank Business and/or the purchase and sale of the Target Offices (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof), and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 6.13 shall (i) prohibit any party from making any press release or announcement which its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain the other party's consent to the text of the press release or announcement before making it public, or (ii) require Target to furnish to Purchaser or obtain Purchaser's consent for any communication (A) made in an ad hoc fashion that is responsive to issues or questions of any employees or customers and does not disparage Purchaser, or (B) that makes factual statements about the transactions contemplated hereby and does not disparage Purchaser.

         6.14 REGULATORY AUTHORIZATIONS. Target shall, and Parent shall cause Target and its employees to, use reasonable efforts to obtain all authorizations, consents, orders, approvals and licenses of federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby, and for Target to conduct the Trust Business.

         6.15  CLIENT CONSENTS.

               6.15.1. At a date to be mutually agreed by Parent and Purchaser, but in any event no later than the Final Approval Date, Target shall notify each of its Trust Business clients of the transactions contemplated hereby and by the other agreements, documents and instruments contemplated hereby. Such notice shall be substantially in the form of Exhibit A with respect to those clients whose contracts require affirmative written consent (by their terms or under applicable law) for their assignment, substantially in the form of Exhibit B with respect to those clients whose contracts do not require affirmative written consent (by their terms or under applicable law) for their assignment, but substantially in the form of Exhibit C with respect to those clients whose contracts terminate (by their terms or under applicable law) upon their assignment, or substantially in the form of Exhibit E with respect to those contracts under which Target provides custody services only and no investment advisory, investment management, or trustee services (in each case, with such changes thereto as may be agreed to by Purchaser in writing). Target will use its reasonable best efforts (which shall not require Target to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to obtain required consents from all Trust Business customers.

               6.15.2. Promptly following the Final Approval Date, Target shall send to each client who was sent, but who has not by such date returned, a notice substantially in the form of Exhibit B, countersigned indicating approval of the transactions contemplated hereby, a second notice substantially in the form of Exhibit D.

         6.16 SALES OF CERTAIN ASSETS; DEPOSITS TO BE MAINTAINED. Target agrees to sell all of Target's rights and interest in all mortgage and other Loan servicing rights (other than those relating to Loans retained in Target's Loan portfolio) prior to the Closing Date on terms consented to by Purchaser, provided, however, that Target shall have no obligation to sell such servicing rights if Purchaser does not consent to the terms of such sale, which consent shall not be unreasonably withheld or delayed. Parent agrees that it will maintain accounts at Target or any successor thereto at Closing for a period of two (2) years with balance levels over such period generally not less than those maintained by Parent ("PARENT ACCOUNTS") during the one year period prior to the date hereof, provided that the level of service and the interest rates provided to Parent are not substantially diminished from those prevailing during such one year period, and provided that Parent shall continue to have legal authority to maintain such Parent Accounts. Upon written request of Purchaser received not later than sixty days after the date of this Agreement, Parent shall close the Parent Accounts and transfer any deposit balances to another depositary institution.

         6.17  CERTAIN EMPLOYMENT OBLIGATIONS.

               6.17.1. Target shall accrue, in accordance with Section 2.4 all Target Employee cost and benefits through the Closing Date, including without limitation, wages, salaries, sick pay, accrued vacation, employment, incentive, compensation or bonus agreements or other benefits or payments, except for the NLT Severance Plan and except for the stay for pay arrangements described in
Section 2.5, and except for the agreements referred to in Section 7.7.3.

               6.17.2.With respect to all group health plans maintained by Target or any Subsidiary thereof, Target shall retain full responsibility and liability for compliance with the continuation health care coverage requirements of Code Section 4980B and ERISA Sections 601 through 608 for all "qualifying events" within the meaning of Section 4980B(f)(3) of the Code and Section 603 of ERISA occurring with respect to such group health plans on or prior to the Closing Date.

               6.17.3. Target has agreed to extend the severance benefits payable to approximately 20 officers of Target, at the level of Vice President or above, under the NLT Severance Plan as described in Schedule 4.11(i). Parent shall be solely responsible for bearing the cost of such extended payments, to the extent they exceed the amounts otherwise payable under the NLT Severance Plan (and no NLT Severance Plan benefits (whether the obligation of Parent, on the one hand, or of Target, Purchaser or a Bank Party, on the other hand) shall be accrued or expensed in calculating either the Estimated Balance Sheet or the Final Balance Sheet).

               6.17.4. Parent shall cause Target to obtain the agreement of each insurer or other entity which is to provide benefits pursuant to the New London Trust F.S.B. Severance Pay and Benefit Plan to provide such benefits during the relevant periods.

         6.18 FILING WITH RESPECT TO PROFIT SHARING PLAN. Parent shall cause Target to submit the New London Trust F.S.B. Employees' Profit Sharing and 401(k) Plan to the Internal Revenue Service under its Closing Agreement Program or similar program in order to correct any document or operational defect and to account for the failure to obtain a favorable determination letter from the Internal Revenue Service regarding the Plan's qualification under Section 401(a) of the Code, and Target shall take all remedial actions required in connection with such submission including, without limitation, the making of any additional contributions required to be made to the Plan.

         6.19 PAYMENT OF ACCOUNTS PAYABLE. During the period from the date of this Agreement to the Closing Target shall continue to pay its accounts payable in the ordinary course of business and maintain the same aging of payables as it regularly maintained before the date of this Agreement.

                                   ARTICLE VII

          COVENANTS OF PURCHASER, PURCHASER PARENT AND THE BANK PARTIES

         7.1 MAKING OF COVENANTS AND AGREEMENTS. Each Purchaser, Purchaser Parent and each Bank Party hereby makes the covenants and agreements ascribed to them in this Article VII.

         7.2 CONDUCT OF BUSINESS.

               7.2.1. PURCHASER AND PURCHASER PARENT. During the period from the date of this Agreement to the Effective Time, except with the written consent of Target and except as provided below, neither Purchaser Parent nor Purchaser will take any action which would (i) materially adversely affect the ability of Purchaser Parent, Purchaser or Target to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or
(ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) result in the representations and warranties of Purchaser Parent and Purchaser contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at any future date on or prior to the Closing Date; provided that nothing contained herein shall preclude Purchaser Parent or Purchaser from taking any action disclosed on a Schedule hereof. During such period, each of Purchaser Parent and Purchaser will perform in a prompt and timely manner all of its obligations with respect to the Trust Business and otherwise under this Agreement.

               7.2.2. During the period from the date of this Agreement to the Effective Time, except with the written consent of Target and except as provided below, no Bank Party will take any action which would (i) materially adversely affect the ability of any Bank Party, Purchaser Parent, Purchaser or Target to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

         7.3 PROVISION OF ADEQUATE CAPITAL. Each of Purchaser and Purchaser Parent understands that the Closing Dividend constitutes an essential portion of the consideration being paid to Parent in connection with the sale of Target. Accordingly, Purchaser Parent covenants and agrees that it will, subject to the duties of Parent and Target to comply with the terms of this Agreement and to act in good faith, provide and furnish to Purchaser, and Purchaser covenants and agrees that it will provide and furnish to Target, whatever capital infusion may be required to meet regulatory requirements so that Target will be well capitalized under applicable OTS standards as of the Closing Date. Each of Purchaser and Purchaser Parent further agrees that, if requested to do so by Bank Regulators in connection with any application for approval of the Acquisition and the transactions contemplated hereby, it will agree to provide at or before the Closing Date any additional capital that may be required or requested to permit approval of the Acquisition with in connection with and at the Closing Date.

         7.4 CURRENT INFORMATION.

               7.4.1. PURCHASER AND PURCHASER PARENT. During the period from the date of this Agreement to the Effective Time, Purchaser will cause one or more of its representatives to confer with representatives of Target and report the general status of its ongoing operations at such times as Target may reasonably request and as such operations could affect the consummation of the transactions contemplated hereby. To the extent that such could affect the consummation of the transactions contemplated hereby, Purchaser will promptly notify Target of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Purchaser, and Purchaser will also provide Target such information with respect to such events as Target may reasonably request from time to time. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December
31), Purchaser will deliver to Target a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with generally accepted accounting principles.

               7.4.2. BANK PARTIES. During the period from the date of this Agreement to the Effective Time, each Bank Party will cause one or more of its representatives to confer with representatives of Target and report the general status of its ongoing operations at such times as Target may reasonably request and as such operations could affect the consummation of the transactions contemplated hereby. To the extent that such could affect the consummation of the transactions contemplated hereby, each Bank Party will promptly notify Target of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving it, and each Bank Party will also provide Target such information with respect to such events as Target may reasonably request from time to time.

         7.5 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Purchaser Parent, Purchaser and each Bank Party agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         7.6 FAILURE TO FULFILL CONDITIONS. In the event that any of Purchaser Parent, Purchaser or any Bank Party determines that a condition to any party's obligation to complete the Acquisition cannot be fulfilled and that it will not waive that condition, it will promptly notify Target.

         7.7 EMPLOYEE BENEFITS.

               7.7.1. All employees of Target as of the Effective Time shall either be (i) offered a "COMPARABLE JOB" (as defined in the NLT Severance Plan as in effect on the date of this Agreement) by Purchaser Parent or its Affiliate or a Bank Party as of the Effective Time or (ii) entitled to benefits in accordance with the NLT Severance Plan. Nothing in this Agreement shall give any employee of Target or its Subsidiaries a right to continuing employment with Purchaser Parent or any Affiliate thereof or a Bank Party after the Effective Time. Any employee of Target whose employment with Purchaser Parent, an Affiliate thereof or a Bank Party is terminated by Purchaser Parent, an Affiliate thereof or a Bank Party within one year after the Effective Time for other than cause shall be entitled to benefits in accordance with the NLT Severance Plan (which benefits shall be post-Effective Time obligations of Target, Purchaser or a Bank Party and in no event shall be accrued or expensed in calculating either the Estimated Balance Sheet or the Final Balance Sheet).

               7.7.2. As soon as practicable after the Effective Time, Purchaser Parent (or an Affiliate) and the Bank Parties shall provide or cause to be provided to all employees of Target who are offered employment by Purchaser Parent, an Affiliate thereof or a Bank Party after the Effective Time with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other similarly situated employees of Charter Trust Company (in the case of employees offered employment by Purchaser Parent or an Affiliate thereof) or of the relevant Bank Party (in the case of employees offered employment by a Bank Party) holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees, provided, however, that (i) for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Target or any Target Subsidiary prior to the Effective Time shall be treated as service with an "employer" as if such Persons had been employees of Purchaser Parent, an Affiliate thereof or the Bank Party, (ii) this Section 7.7 shall not be construed to limit the ability of Purchaser Parent and its Affiliates or any Bank Party to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes or terminate such plans as they deem appropriate, and (iii) neither Purchaser Parent nor any of its Affiliates nor any Bank Party shall be required to provide any employees or former employees of Target with post-retirement medical benefits more favorable than those provided to new hires of Charter Trust Company or of the relevant Bank Party, as the case may be. Subject to Section 7.7.3 below, nothing in this Agreement shall be construed to
(i) obligate Purchaser Parent or any of its Affiliates to continue in effect for any specific period of time after the Closing Date any of the Benefit Agreements or (ii) restrict Purchaser Parent or any of its Affiliates from amending, modifying or terminating any of the Benefit Agreements.

               7.7.3. Target has disclosed to Purchaser the agreements (collectively, "BENEFIT

AGREEMENTS") listed in Schedule 7.7.3. Following the Effective Time, Purchaser Parent shall honor or cause its Subsidiaries to honor in accordance with their terms all such Benefit Agreements and assume or cause its Subsidiaries to assume all duties, liabilities and obligations under such agreements and arrangements. Purchaser Parent agrees that the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the Benefit Agreements. All payments under the Benefit Agreements that result from the transactions contemplated hereby shall be post-Effective Time obligations of Target or Purchaser and in no event shall any such payments be accrued or expensed in calculating either the Estimated Balance Sheet or the Final Balance Sheet.

         7.8 DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

               7.8.1. Purchaser shall cause Target to honor its indemnification obligations with respect to each current director and officer of Target who is not an employee, officer, or director of Parent and who serves as a director of Target after the Effective Time ("OUTSIDE DIRECTORS") under applicable law and regulation and the provisions of its By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of such Outside Directors, unless such modification shall be required by law. The provisions of this Section 7.8 are specifically for the benefit of the Outside Directors.

               7.8.2. In the event that either Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 7.8.

               7.8.3. Parent shall not assert any claim relating to any pre-Closing act or omission against any Outside Director for which such Outside Director would be entitled to indemnification under this Section 7.8.

               7.8.4. Neither Purchaser, any Purchaser Affiliate, nor any Bank Party shall assert or permit Target to assert any claim relating to any pre-Closing act or omission against any current or former officer or director of Target for which Parent or Target might be required to provide indemnification.

         7.9 NON-SOLICITATION OF PARENT EMPLOYEES. Purchaser agrees that, for a period of one year following the Closing Date, it shall not, directly solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Parent or otherwise interfere with Parent's employment relationship with any of Parent's employees whom Purchaser has identified in the course of the Acquisition ("PARENT EMPLOYEE"); provided, however, that Purchaser shall be permitted to hire any such Parent Employee who has responded to a general employment inquiry of Purchaser not specifically targeted to such Parent Employee. It is expressly acknowledged by the parties hereto that Purchaser may employ or retain as an independent contractor or consultant any such Parent Employee or other such employee of Parent who shall terminate his or her employment with Parent, without any such direct or indirect inducement or interference by, or other pre-termination contact with, Purchaser or who shall be terminated by Parent, in either case after the Closing Date. For purposes of this Section 7.9, the term "Purchaser" shall be deemed to include any Affiliate of Purchaser or any of the Bank Parties.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION.

               8.1.1. PURCHASER PARENT'S INDEMNIFICATION OBLIGATIONS. On and after the Closing Date, Purchaser Parent hereby agrees to indemnify, defend and hold Parent and each of its directors, officers, employees, Subsidiaries and other Affiliates (each, a "PARENT INDEMNIFIED PARTY" and collectively, the "PARENT INDEMNIFIED PARTIES") harmless from and against any and all losses, damages, out of pocket costs, Taxes, liabilities, penalties and fines (including reasonable attorney's fees) (collectively, "DAMAGES") actually and reasonably incurred by them, as a direct result of, but only in respect of:

                    (a) any breach of Purchaser or Purchaser Parent's representations and warranties, any such claim to be made by Parent in good faith in writing within the period of survivability set forth in
         Section 13.2;

                    (b) Purchaser Parent's or Purchaser's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof, any such claim to be made by Parent in good faith in writing within the period of survivability set forth in Section 13.2;

                    (c) the operation of the Trust Business following the Closing Date; or

                    (d) Taxes allocated to Purchaser pursuant to Section 9.4.

               8.1.2. BANK PARTIES' INDEMNIFICATION OBLIGATIONS. On and after the Closing Date, each Bank Party hereby agrees to indemnify, defend and hold Parent and each other Parent Indemnified Party harmless from and against any and all Damages actually and reasonably incurred by them, as a direct result of, but only in respect of:

                    (a) any breach by such Bank Party of its representations and warranties, any such claim to be made by a Parent Indemnified Party in good faith in writing within the period of survivability set forth in
         Section 13.2;

                    (b) such Bank Party's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof, any such claim to be made by a Parent Indemnified Party in good faith in writing within the period of survivability set forth in Section 13.2; or

                    (c) such Bank Party's operation of its portion of the Bank Business following the Closing Date.

               8.1.3. PARENT'S INDEMNIFICATION OBLIGATIONS. On and after the Closing Date, Parent hereby agrees to indemnify, defend and hold Purchaser, Purchaser Parent, and each Bank Party, and each of their directors, officers, employees, Subsidiaries and other Affiliates (each, a "PURCHASER INDEMNIFIED PARTY" and collectively, the "PURCHASER INDEMNIFIED PARTIES"), harmless from and against and in respect of any and all Damages actually and reasonably incurred by them, as a direct result of, but only in respect of:

                    (a) any breach of Parent's or Target's representations and warranties, any such claim to be made by a Purchaser Indemnified Party in good faith in writing within the period of survivability set forth in Section 13.2;

                    (b) Parent's failure, or Target's failure prior to the Effective Time, to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof, any such claim to be made by a Purchaser Indemnified Party in good faith in writing within the period of survivability set forth in Section 13.2; or

                    (c) Taxes allocated to Parent pursuant to Section 9.4.

               8.1.4. PARENT RETIREMENT PLAN INDEMNITY. Parent further agrees to indemnify and hold Purchaser harmless from and in respect to any and all (i) Damages (which term for the purposes of this Section 8.1.4 shall include any penalty, filing fee or tax incurred or contribution required to be made in connection with the IRS's determination letter or audit process or the IRS's Voluntary Compliance Resolution Program, Closing Agreement Programs or similar program) arising out of any matter disclosed in Schedule 4.16.4 or 4.16.7 (paragraph 2), provided that Target and Purchaser act reasonably and in good faith with respect to such matters.

               8.1.5. INDEMNIFIED LIABILITIES. All such Damages described in the foregoing subsections of this Section 8.1 are collectively referred to as "INDEMNIFIED LIABILITIES."

         8.2 ENVIRONMENTAL MATTERS. With respect to any Damages arising out of a breach of the representation set forth in Section 4.12 hereof:

               8.2.1. Purchaser Indemnified Party shall, and shall cause any applicable Subsidiary to, cooperate with any reasonable request by Parent to enable Parent to perform its obligations under this Article VIII with respect to such Indemnified Liabilities;

               8.2.2. Purchaser Indemnified Party shall promptly notify Parent of the existence of any Indemnified Liabilities (with reasonable information as to proposed plans for remediation, if appropriate, to be provided whenever the same become available), but failure to so notify Parent promptly shall not relieve Parent of any of its obligations hereunder in the absence of actual prejudice and then only to the extent such actual prejudice is caused by such failure to so notify Parent; and

               8.2.3. Notwithstanding any other provision of this Agreement to the contrary, Damages relating to any environmental investigation, monitoring or remediation (collectively, "REMEDIAL ACTIONS") that would otherwise constitute Indemnified Liabilities shall be subject to indemnification only to the extent that: (i) the Remedial Action is required pursuant to Environmental Laws and
(ii) the Remedial Action is performed in a cost-effective manner, reasonable under the totality of the circumstances, given due consideration for actual current use of the property that is the subject of the Remedial Action.

         8.3 INDEMNIFICATION PROCEDURE. If a claim or demand by a third party is made against an indemnified party, and if such party intends to seek indemnity with respect thereto pursuant to this Article VIII or under any other provisions of this Agreement providing for indemnification, such indemnified party shall promptly notify the indemnifying party in writing of such claims or demands setting forth such claims in reasonable detail. The failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations under this Article VIII, except to the extent that the indemnifying party is materially prejudiced by such failure. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party if the fees and expenses of such counsel shall be borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay, defend, or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all indemnified parties (i.e., Parent Indemnified Parties or Purchaser Indemnified Parties, as the case may be) an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Any Person entitled to indemnification pursuant to this Article VIII shall be required to cooperate in the defense and investigation of any claim as to which indemnification may be sought and to cooperate with other indemnified parties so as to minimize the costs of defending multiple indemnified parties. No indemnifying party shall be obligated pursuant to this Article VIII to pay for more than one firm of counsel for all indemnified parties.

         8.4  LIMITATION ON INDEMNIFICATION.

               8.4.1. PARENT INDEMNIFICATION THRESHOLD. Parent shall be required to indemnify and hold harmless Purchaser Indemnified Parties with respect to Damages incurred by such indemnified party only to the extent that the aggregate amount of all such Damages of Purchaser Indemnified Parties exceeds $200,000 (the "PARENT THRESHOLD"), provided, however that the Parent Threshold shall be zero for indemnity provided under Sections 8.1.3 (c) and 8.1.4.

               8.4.2. PURCHASER INDEMNIFICATION THRESHOLD. Purchaser shall be required to indemnify and hold harmless Parent Indemnified Parties with respect to Damages incurred by such indemnified party only to the extent that the aggregate amount of all such Damages of Parent Indemnified Parties exceeds $200,000 (the "PURCHASER THRESHOLD"), provided, however that the Purchaser Threshold shall be zero for indemnity provided under Section 8.1.1(d).

         8.5 SPECIAL, CONSEQUENTIAL, AND PUNITIVE DAMAGES NOT INDEMNIFIABLE. In no event shall Parent, Purchaser, Purchaser Parent, or any Bank Party, as the case may be, be liable to Purchaser Indemnified Parties or Parent Indemnified Parties, respectively, for special, indirect, incidental, consequential or punitive damages other than those recovered or recoverable by a third party from a party seeking indemnification under this Article VIII.

         8.6 INDEMNITY PAYMENTS REDUCED BY INSURANCE PROCEEDS. Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds actually received by the indemnified party.

         8.7 MAXIMUM AGGREGATE LIABILITY. In no event shall the aggregate liability of any party under Article VIII exceed $20 million, provided, however, that the maximum aggregate liability of Parent under Article VIII shall be equal to the sum of the Purchase Price and the Closing Dividend ("LARGER CAP") in the event and to the extent that Damages incurred by Purchaser Parent, Purchaser, or Target (i) arising from Parent's breach of any of the representations and warranties set forth in Sections 4.1, 4.2 (first sentence only), 4.4, 4.5 or 4.13, or (ii) for indemnity provided under Sections 8.1.3(c) or 8.1.4, or arising from the matters disclosed in Schedule 4.28 (paragraph 3 only).

         8.8  EXCLUSIVE REMEDY.

               8.8.1. OF PURCHASER INDEMNIFIED PARTIES (INCLUDING THE BANK PARTIES). The indemnification provisions of this Article VIII shall, from and after the Closing, be the sole and exclusive remedy of Purchaser Indemnified Parties (which term includes the Bank Parties) for any breach of any provision of this Agreement or otherwise as against any Parent Indemnified Party arising out of the transactions contemplated hereby. In no event shall Parent be liable to any Purchaser Indemnified Party under this Article VIII except for Damages actually incurred by such Purchaser Indemnified Party; provided, however, that nothing herein shall limit the non-monetary equitable remedies of any party hereto in respect of any breach of any covenant or other agreement of any party required to be performed after the Closing or (ii) limit the rights of any Purchaser Indemnified Party to pursue remedies for breach of the indemnification provisions under this Article VIII.

               8.8.2. OF PARENT. The indemnification provisions of this Article VIII shall, from and after the Closing, be the sole and exclusive remedy of Parent Indemnified Parties for any breach of any provision of this Agreement or otherwise as against any Purchaser Indemnified Party arising out of the transactions contemplated hereby other than the future operations of Target and the Bank Parties which shall be the sole responsibility of Purchaser the Bank Parties, respectively, subject to the Larger Cap. In no event shall any Purchaser Indemnified Party be liable to Parent Indemnified Parties under this
Article VIII except for Damages actually incurred by Parent Indemnified Parties; provided, however, that nothing herein shall (i) limit the non-monetary equitable remedies of any party hereto in respect of any breach of any covenant or other agreement of any party required to be performed after the Closing, or
(ii) limit the rights of any Parent Indemnified Party to pursue remedies for breach of the indemnification provisions under this Article VIII.

         8.9 LIMITATION ON ACTIONS. Parent Indemnified Parties shall have no rights of contribution against Target or any Target Subsidiary for any breach of a representation or warranty of Target hereunder. No Purchaser Indemnified Party shall have any rights of contribution against any present or former directors, officers and employees of Target or any Target Subsidiary for any breach of a representation or warranty of Target hereunder, or otherwise with respect to any activities before the Effective Time for which such present or former Director, officer or employee of Target might seek indemnification from a Parent Indemnified Party.

                                   ARTICLE IX

                          REGULATORY AND OTHER MATTERS

         9.1 REGULATORY APPROVALS.

               9.1.1. As soon as practicable after the date hereof, each of Target, Purchaser and the Bank Parties shall take all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including without limitation the Acquisition. Target, Purchaser, Purchaser Parent and the Bank Parties will each cooperate with the other and will each furnish the other and the other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Target, Purchaser, Purchaser Parent or a Bank Party to any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement. Target, Purchaser, Purchaser Parent and the Bank Parties shall have the right to review in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Target, Purchaser, Purchaser Parent and the Bank Parties shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.

               9.1.2. Without limiting the generality of the foregoing, Purchaser, Purchaser Parent and Purchaser Parent's parent and the Bank Parties will file all regulatory applications necessary for the consummation of the transactions contemplated hereby and by the Purchase Agreement within 45 days of the date of this Agreement, and will respond to any OTS or other Bank Regulator comments on such application within 15 days following the receipt thereof. If any Bank Party becomes unwilling or unable to consummate the transactions contemplated by the Purchase Agreement in a timely manner and no other Bank Party has assumed such obligation within 30 days, Purchaser, Purchaser Parent and Purchaser Parent's parent will promptly amend its OTS application to seek approval to accept deposits and to operate the Target Office(s) that such Bank Party otherwise would have purchased, and the Bank Parties will each make any required changes in their regulatory applications to conform such applications to the revised structure of the Acquisition and divestiture of the Bank Business, and all such parties will prosecute all such revised applications diligently in order to minimize any delay caused by such amendments.

         9.2 ACCESS AND INVESTIGATION. Each of Target and Purchaser and the Bank Parties shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations or violate applicable law. Each of Target, Purchaser, the Bank Parties and their respective Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

         9.3 CONFIDENTIALITY. All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby. Each party shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

         9.4 POST-CLOSING TAX MATTERS

               9.4.1. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target and the Tax Subsidiaries with respect to all periods beginning before the Closing Date that are filed after the Closing Date and that are consolidated, unitary or combined Tax Returns that will include the operations of Parent, Target and the Tax Subsidiaries, and will pay (or duly contest the obligation to pay) all Taxes due in connection with such Tax Returns. Target and the Tax Subsidiaries will furnish Tax information to Parent for inclusion in such Tax Returns in accordance with their past custom and practice. Parent will allow the Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to the Target and its Tax Subsidiaries.

               9.4.2. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Target and the Tax Subsidiaries, other than those Tax Returns described in Section 9.4.1. Purchaser shall permit Parent to review and comment upon each such Tax Return (including any amended return) described in the preceding sentence that relates to taxable periods that begin before the Closing Date, prior to filing to the extent that such Tax Return relates to any of Target or a Tax Subsidiary. Parent shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section 9.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Target.

               9.4.3. Purchaser, Target and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of Target and the Tax Subsidiaries pursuant to this
Section 9.4 and any audit, litigation or other proceeding with respect to Taxes of Target and the Tax Subsidiaries. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Parent, as the case may be, shall allow the other party to take possession of such books and records.

               9.4.4. Purchaser and Parent shall, upon request, use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               9.4.5. Purchaser and Parent shall, upon request, provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Department regulations promulgated thereunder.

               9.4.6.Any tax sharing agreement between Parent and any of Target and the Tax Subsidiaries shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

               9.4.7. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred on account of the sale of Target Stock Outstanding in connection with this Agreement, shall be shared equally between Purchaser and Parent when due, and Purchaser and Parent will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will and Purchaser will, and each will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

               9.4.8. Parent agrees to indemnify (in accordance with the procedures and subject to the limitations set forth in Article VIII) Purchaser from and against any and all Damages arising out of any Tax liability of any of Target and the Tax Subsidiaries for Taxes of any Person other than any of Target and the Tax Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

                  9.4.9. Upon Purchaser's request on or prior to the Closing, Parent will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of Target Stock Outstanding hereunder (including, at Purchaser's option, a Section 338(h)(10) Election with respect to the deemed purchase and sale of the stock of a Tax Subsidiary). Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election. Parent will also pay any state, local or foreign Tax. In the event that a Section 338(h)(10) Election is made, the parties agree that the Purchase Price and the liabilities of Target and the Tax Subsidiaries (plus other relevant items) will be allocated to the assets of Target and the Tax Subsidiaries for all purposes (including Tax and financial accounting purposes) as shown on the Allocation to be prepared pursuant to Section 9.4.10. Purchaser, Target, the Tax Subsidiaries, and Parent will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  9.4.10. Not less than 45 days before the due date for the filing of the Section 338(h)(10) Election, Purchaser shall deliver to Parent a proposed allocation (the "ALLOCATION") of the Purchaser Price and the liabilities of Target and the Tax Subsidiaries (plus any other relevant items) to the assets of Target and the Tax Subsidiaries, prepared in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1(f). Parent shall have the right to review, comment on, and approve such allocation, provided, however, that such approval shall not be unreasonably withheld. Purchaser and Parent agree that the Allocation shall apply for all purposes (including Tax and financial accounting purposes), and that Purchaser, Target, the Tax Subsidiaries and Parent will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation.

                  9.4.11. Purchaser agrees to indemnify (in accordance with the procedures and subject to the limitations set forth in Article VIII) Parent for any additional tax owed by Parent (including tax owed by Parent due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of Target Stock Outstanding.

                  9.4.12. Parent and Purchaser agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of Target Stock Outstanding on Purchaser's federal Income Tax Return to the extent permitted by Treasury Regulation Section
1.1502-76(b)(1)(B).

                  9.4.13. Any Tax refunds that are received by Purchaser or Target and the Tax Subsidiaries, and any amounts credited against Tax to which Purchaser or Target and the Tax Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date and not previously included in the calculation of the total equity of Target reflected on the Estimated Balance Sheet or Final Balance Sheet as an asset on the Estimated Balance Sheet or Final Balance Sheet shall be for the account of Parent, and Purchaser shall pay over to Parent any such refund or the amount of any such credit within fifteen (15) days after receipt of such refund or entitlement to such credit.

         9.5 NON-COMPETITION. For a period of one year after the Closing Date, Parent shall not, directly or indirectly, conduct a personal trust service business within the State or States of New Hampshire, Connecticut or Vermont.

         9.6 FURTHER ASSURANCES. On and after the Closing Date, Parent, Purchaser and the Bank Parties will (i) provide such further assurances to each other, (ii) execute and deliver all such further instruments and papers, (iii) provide such records and information, and (iv) take such further action as may be appropriate to carry out the transactions contemplated by and to accomplish the purposes of this Agreement.

         9.7 RETENTION OF RECORDS. Following the Closing Date, Purchaser agrees to retain or cause its subsidiaries to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, tax returns and other papers relating to Target and its business for seven years or for such longer period as may be required by any law or court order applicable to Parent or any of its subsidiaries and, in any event, to notify Parent before the destruction of any of such materials and, upon Parent's request, to turn over to Parent any of such materials the proposed destruction of which was notified to Parent.

         9.8 ACCESS TO BOOKS AND RECORDS. Parent shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to Purchaser pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of Target prior to the Closing Date, complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and defending against claims or litigation.

         9.9 NO SOLICITATION. From the date hereof until the termination of this Agreement or the Closing Date, whichever occurs first, neither Parent nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit or initiate the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, Target or any of its subsidiaries or any business combination with Target or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other Person to do or seek any of the foregoing, nor shall Parent nor any of its Subsidiaries enter into an agreement with any Person not a party to this Agreement with respect to any such transaction. Parent shall notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact. Parent agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Parent is a party related to Target.

                                    ARTICLE X

                               CLOSING CONDITIONS

         10.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

                  10.1.1. INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or Governmental Entity which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement, or the continued conduct of the insurance, securities, investment management and related business engaged in by Purchaser, Purchaser Parent or its Affiliates or Target's Trust Business as of the date hereof if the transactions contemplated by this Agreement are consummated.

                  10.1.2. REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

                  10.1.3. NO MATERIAL BURDENSOME CONDITION. None of the regulatory approvals required to be obtained by Section 9.1 hereof shall impose any term, condition or restriction upon Purchaser or its Affiliates that would materially and adversely affect the business, operations, financial condition, property or assets of Target and its Subsidiaries (taken as a whole) or any Branch Subset or that would otherwise materially and adversely affect Purchaser or its Affiliates by imposing (i) any material limitation or condition on Purchaser's conducting the Trust Business through Target in the manner that it is currently conducted or the continuation of Target's Bank Business, or (ii) any restriction on affiliations of insurance agencies or other segments of the business of Purchaser or its Affiliates materially limiting the legality of Purchaser's performing the Trust Business through Target in the manner that it is currently conducted while continuing the present operations of Purchaser or its Affiliates (a "BURDENSOME CONDITION").

                  10.1.4. AUDIT REVIEW. Parent will provide to Purchaser a review by its independent auditors of Target's financial statements for all interim periods between December 31, 1998 and the date 30 days prior to the Closing Date in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants by Deloitte and Touche.

         10.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT. The obligations of Purchaser under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  10.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Target set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Purchaser or a Bank Party, as applicable; provided, however, that (i) in determining whether or not the condition contained in this Section 10.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 10.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Target and the Target Subsidiaries, taken as a whole or on any Branch Subset, taken as a whole; and Target shall have delivered to Purchaser a certificate of Target to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Target as of the Effective Time.

                  10.2.2. AGREEMENTS AND COVENANTS. Parent and Target shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Parent and Target to be performed or complied with by it at or prior to the Effective Time under this Agreement and Purchaser shall have received a certificate signed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target to such effect dated as of the Effective Time.

                  10.2.3. PERMITS, AUTHORIZATIONS, ETC. Target and the Target Subsidiaries shall have obtained any and all permits, authorizations, licenses, consents, waivers, clearances or approvals required to be obtained by Target from any Governmental Entity for the lawful consummation of the Acquisition by Target, conduct of the Trust Business, and the transfer of Bank Business to the Bank Parties under the Purchase Agreement the failure of which to obtain would have a Material Adverse Effect on Target and its Subsidiaries (taken as a whole) or any Branch Subset.

                  10.2.4. LEASE CONSENTS AND OBLIGATIONS. Parent and Target shall have obtained landlord and lessor consents necessary for the transfer of all real property leases identified on Schedule 10.2.4 for which consent is required to effect the Acquisition and the transfer of said leases by Purchaser to the Bank Parties under the Purchase Agreement, or entered into subleases with respect thereto with Purchaser or a Bank Party on terms and with a term consistent with existing term and terms thereof, and all leases transferred to, or subleases executed with Purchaser or a Bank Party shall be in full force and effect.

                  10.2.5. REGISTRATION AS AN INVESTMENT ADVISER. Target shall be registered as an investment adviser under the Advisers Act and the rules and regulations promulgated thereunder, and made appropriate notice filings under the laws of each jurisdiction in which Target does business which is determined by Purchaser and Target to be necessary and further shall address the matters set forth in a letter dated the date hereof among Parent, Target and Purchaser (the "LETTER AGREEMENT") in accordance with the terms of such letter.

                  10.2.6. MINIMUM CAPITAL. Target shall have minimum tangible net equity of $2.5 million in cash or cash equivalents at the Effective Time and immediately thereafter, provided that Purchaser shall have complied with the requirements of Section 7.3.

                  10.2.7. SALES OF CERTAIN ASSETS. Target shall have complied with the requirements of Section 6.16.

Target will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
10.2 as Purchaser may reasonably request.

         10.3 CONDITIONS TO THE OBLIGATIONS OF PARENT UNDER THIS AGREEMENT. The obligations of Parent under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  10.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Target; provided, however, that (i) in determining whether or not the condition contained in this Section 10.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 10.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser; and Purchaser shall have delivered to Target a certificate of Purchaser to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Effective Time;.

                  10.3.2. AGREEMENTS AND COVENANTS. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Purchaser to be performed or complied with by it at or prior to the Effective Time under this Agreement and Target shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Effective Time.

                  10.3.3. PERMITS, AUTHORIZATIONS, ETC. Purchaser and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Acquisition by Purchaser.

                  10.3.4. CLOSING DIVIDEND. Parent shall have received payment of the Closing Dividend and a written commitment, in form and substance reasonably satisfactory to Parent, from Purchaser to cause Target to pay to Parent the amount, if any, by which the originally-calculated and paid Closing Dividend is less than the amount of the Closing Dividend as calculated on the Final Balance Sheet.

Purchaser will furnish Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 10.3 as Parent may reasonably request.

                                   ARTICLE XI

                                   THE CLOSING

         11.1 TIME AND PLACE. Subject to the provisions of Articles X and XII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts at 10:00 a.m. on a date specified by Purchaser at least three business days prior to such date. The Closing Date shall be as soon as practicable after the later to occur of the receipt of last required approval for the Acquisition and the expiration of the last of all required waiting periods under such approvals, or at such other place, date or time as Purchaser and Target may mutually agree upon, provided that such date shall not be more than 20 days after the Final Approval Date and provided further that Purchaser shall not have an obligation to close from December 11, 1999 to January 13, 2000, subject to Purchaser's obligation to pay any additional amounts due under
Section 2.3.4.

         11.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Purchaser the certificates for the Target Stock Outstanding and to Purchaser and Target the certificates and other documents and instruments required to be delivered under Article X hereof, and to Parent the Closing Dividend and the Purchase Price.

                                   ARTICLE XII

                        TERMINATION, AMENDMENT AND WAIVER

         12.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  12.1.1. At any time by the mutual written agreement of Purchaser and Parent;

                  12.1.2. By either Parent or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by Purchaser to Parent (or by Parent to Purchaser) of such breach;

                  12.1.3. At the election of either Purchaser or Parent, if the Closing shall not have occurred on or before January 31, 2000 (the "TERMINATION DATE"), or such later date as shall have been agreed to in writing by Purchaser and Parent; provided, that no party may terminate this Agreement pursuant to this Section 12.1.3 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement, and provided, further, that the Termination Date may be extended for an additional two-month period by either party by written notice to the other party (given not later than one week prior to the Termination Date) if the Closing shall not have occurred because of failure to have obtained approval from one or more Governmental Entities whose approval is required in connection with this Agreement and the transactions contemplated hereby under circumstances in which neither party has the right to terminate this Agreement pursuant to
Section 12.1.4 hereof; and provided, further, that the Termination Date may be extended for an additional six-month period by Parent by written notice to Purchaser (given not later than one week prior to the Termination Date) if the Closing shall not have occurred because of failure to have obtained approval from one or more Governmental Entities whose approval is required in connection with this Agreement and any party has been obligated to amend its application for approval of the transactions contemplated hereby under the circumstances contemplated by Section 9.1.2.

                  12.1.4. By either Parent or Purchaser if final action has been taken by a regulatory authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby.

         12.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to any provision of Section 12.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 1.1, 9.3, 12.3, 13.1, 13.2, 13.3, 13.5, 13.7, 13.8, and 13.10 and this
Section 12.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect, and Purchaser, Purchaser Parent and the Bank Parties each agree not to solicit deposit accounts or trust accounts of Target. Notwithstanding the foregoing sentence, Purchaser, Purchaser Parent, the Bank Parties, and their respective Affiliates shall be permitted to
(a) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at Target Customers and (b) respond to unsolicited inquiries by Target Office Customers with respect to Trust or other banking services.

                  12.2.1. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                           (a) Any termination of this Agreement pursuant to Sections 12.1.1, 12.1.2, 12.1.3, or 12.1.4 hereof (other than termination pursuant to Section 12.1.2 as a result of a wilful breach or gross negligence by a party hereto) shall be without liability, cost or expense on the part of any party to the other.

                           (b) In the event of a termination of this Agreement pursuant to Section 12.1.2 hereof as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of Parent or Target, such party shall be obligated to reimburse the other parties for up to $500,000 of out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other parties in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "EXPENSES").

                           (c) In the event of a termination of this Agreement pursuant to Section 12.1.2 hereof as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of Purchaser, Purchaser Parent, or a Bank Party, such breaching party shall be obligated to reimburse (1) first, Parent in full for all Expenses, and (2) after fully reimbursing Parent for all of its Expenses, second, the other non-breaching parties (pro rata based on actual Expenses incurred by each such non-breaching party) in full for all Expenses.

                           (d) No party shall be obligated to pay, and no party shall be entitled to receive, more than an aggregate of $500,000 as reimbursement of Expenses pursuant to this Section 12.2.1.

                           (e) Any payments required by this Section 12.2.1 will be payable within five business days after demand therefor by wire transfer of immediately available funds to an account designated by the party entitled to such payment.

                  12.2.2. Except as provided in Section 12.2.1, whether or not the Acquisition is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

                  12.2.3. The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity, including but not limited to specific performance to remedy any violation of Section 9.9, and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its wilful breach or gross negligence.

         12.3 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time, Parent and Purchaser, by mutual agreement, may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and Purchaser. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, no amendment, modification or waiver of or under this Agreement shall be effective to increase materially the obligations of any Bank Party hereunder without the consent of such Bank Party.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 CONFIDENTIALITY AGREEMENT. Except as specifically set forth herein, Purchaser, Parent, Target and the Bank Parties mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

         13.2 SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at the date that is fifteen months after the Closing Date, other than covenants that by their terms are to survive or be performed after the Closing Date (which shall survive as specified) and other than (i) the representations and warranties contained in Sections 4.1, 4.2 (first sentence), 4.4 and 4.5 (which shall survive the Closing for a period of 10 years) and (ii) the representations and warranties contained in Sections 4.16 and 4.28 (to the extent that such representations relate to the matter disclosed in Schedule 4.28 (paragraph 3)) and in Section 4.13 (each of which shall survive for the applicable statute of limitations period).

         13.3 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

         If to Parent or (before the Closing) to Target to:

                  C. James Prieur
                  President

                  Daniel Wood
                  Assistant Vice President
                  Sun Life of Canada
                  One Sun Life Executive Park, SC 3358
                  Wellesley Hills, Massachusetts 02481
                  Fax: (781) 446 6309

         With required copies to each of:

                  Peter F. Demuth
                  Vice President and Chief Counsel, U.S. Operations Sun Life of Canada
                  One Sun Life Executive Park, SC 3358
                  Wellesley Hills, Massachusetts 02481
                  Fax: (781) 446 3250

`        and
                  Peter W. Coogan
                  Carol Hempfling Pratt
                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Fax: (617) 832-7000

If to Purchaser, to:

                  Martin J. Gavin
                  President
                  PM Trust Holding Company
                  One American Row
                  Hartford, Connecticut 06115
                  Telephone: (860) 403-6195
                  Fax: (860) 403-6416

         With required copy to:

                  Megan A. Huddleston, Esq.
                  Phoenix Home Life Mutual Insurance Company
                  One American Row
                  Hartford, Connecticut 06115
                  Telephone: (860) 403-6004
                  Fax: (860) 403-7203

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         13.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and (except as provided in Section 8.9) their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto other than the assignment of certain assets of Target and its Subsidiaries by Purchaser to the Bank Parties after the Effective Time without the prior written consent of the other parties, which shall not be unreasonably withheld, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         13.5 COMPLETE AGREEMENT. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

         13.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         13.7 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

         13.8 GOVERNING LAW. This Agreement shall be governed by the laws of The State of New Hampshire, without giving effect to its principles of conflicts of laws.

         13.9 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.10 INTERPRETATION. For all purposes, this Agreement (a) shall be deemed to be the joint efforts of the parties, and (b) shall not in any manner be construed more severely against any party. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".




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





The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

                           [The next page is page S-1]






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
         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.


                                 PURCHASER PARENT:

                                 PM Holdings, Inc.


[SEAL]                           By: /s/ Martin J. Gavin
                                   Vice President


                                 PURCHASER:

                                 PM Trust Holding Company


[SEAL]                           By: /s/ Martin J. Gavin
                                   President


                                 PARENT:

                                 Sun Life Assurance Company
                                 of Canada (U.S.)


[SEAL]                           By:
                                   Authorized Officer


                                 TARGET:


                                 New London Trust, FSB


[SEAL]                           By:
                                   Chairman and CEO

                                               Lake Sunapee Bank, fsb


[SEAL]                                         By:


                                               Mascoma Savings Bank


[SEAL]                                         By:


                                               Cargill Bank


[SEAL]                                         By:
                                                  ------------------------------
                                                  Executive Vice President



                                       S-2